UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.)

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under §240.14a-12

Yellow Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

501 Commerce Street, Ste 1120

Nashville, Tennessee 37203

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 1, 2022

The 2022 Annual Meeting of Stockholders (Annual Meeting) of Yellow Corporation (we, us, our or the Company) will be held on Wednesday, June 1, 2022 at 10:00 a.m., Central Time at 501 Commerce Street, Suite 1120, Nashville, Tennessee 37203, to vote on the following matters:

Proposal 1:	election of nine members of our Board of Directors named in the accompanying proxy statement for a one-year term to expire at the 2023 Annual Meeting of Stockholders;

Proposal 2:	ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022; and

Proposal 3:	advisory vote to approve the compensation of our named executive officers;

and to transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. The accompanying proxy statement provides information about the matters you will be asked to consider and vote on at the Annual Meeting.

Holders of record (Stockholders) of our common stock, par value $0.01 per share, and Series A Voting Preferred Stock, par value $1.00 per share, are entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting. Our Board of Directors has fixed the close of business on April 4, 2022 as the record date for determining holders of record.

We are delivering proxy materials for the Annual Meeting under the “Notice and Access” rules of the Securities and Exchange Commission (SEC). These rules permit us to furnish proxy materials, including the Notice of Annual Meeting, Proxy Statement and our 2021 Annual Report, to Stockholders by providing access to such documents on the Internet instead of mailing printed copies. The rules also allow us to help the environment by reducing the consumption of paper, energy and other natural resources and to lower our printing and distribution expenses. Stockholders will receive a Notice of Internet Availability of Proxy Materials (Notice), which provides instructions on how to access and review all of our proxy materials on the Internet. Stockholders will not receive printed copies unless they request them. The Notice also explains how you may submit your proxy on the Internet.

Stockholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, our Board of Directors asks that you vote as soon as possible. You may vote by proxy on the Internet, in person at the Annual Meeting, via toll-free telephone number or, if you received a proxy card by mail, by signing, dating and mailing it in the envelope provided. Your vote is important. You are encouraged to vote online, by telephone or by proxy even if you plan to attend the Annual Meeting.

Thank you for your support and continued interest in our Company.

By Order of the Board of Directors:

Leah K. Dawson
Executive Vice President, General Counsel & Secretary

Nashville, Tennessee

April 14, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 1, 2022

We are sending a Notice of Internet Availability of Proxy Materials (Notice) to Stockholders rather than mailing a full paper set of the materials. The Notice contains instructions on how to access our proxy materials on the Internet and how to vote, as well as instructions on obtaining a paper copy of the proxy materials.

For additional information, see Questions and Answers below.

TO VOTE BY INTERNET AND TO RECEIVE MATERIALS ELECTRONICALLY

Read the Proxy Statement.

Go to the website that appears on your proxy card: www.proxyvote.com.

Enter the control number found on the front of your proxy card and follow the simple instructions. Choose to receive an e-mail notice when proxy statements and annual reports are available for viewing over the Internet. You will cut down on bulky paper mailings, help the environment, and lower expenses paid by Yellow Corporation.

YELLOW CORPORATION

2022 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

501 Commerce Street, Ste 1120

Nashville, Tennessee 37203

PROXY STATEMENT

FOR

2022 ANNUAL MEETING OF STOCKHOLDERS

General Information

We are furnishing this proxy statement to you in connection with the solicitation of proxies by our Board of Directors (Board) for use at our 2022 Annual Meeting of Stockholders (Annual Meeting), and at any reconvened meeting following any adjournment or postponement of the Annual Meeting. The Annual Meeting will be held at 10:00 a.m., Central Time, on Wednesday, June 1, 2022 at 501 Commerce Street, Suite 1120, Nashville, Tennessee 37203.

Our telephone number is 913.696.6100, and our mailing address is 11500 Outlook Street, Suite 400, Overland Park, Kansas 66211, Attention: M/S A305. Our website address is www.myyellow.com. Information on our website is not a part of this proxy statement. When used in this proxy statement, the terms we, us, our and the Company refer to Yellow Corporation and, unless the context requires otherwise, its subsidiaries.

Throughout this proxy statement, holders of our common stock, par value $0.01 per share (Common Stock) and Series A Voting Preferred Stock, par value $1.00 per share (Series A Preferred Stock) are referred to collectively as Stockholders. The Common Stock and Series A Preferred Stock are referred to collectively as Securities.

On or about April 14, 2022, we began mailing or e-mailing the Notice of Internet Availability of Proxy Materials (Notice) to the Stockholders entitled to notice of and vote at the Annual Meeting. The record date for determining Stockholders entitled to notice of and vote at the Annual Meeting was April 4, 2022 (Record Date). The Notice provides information regarding where the Stockholders may obtain the proxy materials (including the proxy statement, a proxy card and our annual report to Stockholders (Annual Report) for the fiscal year ended December 31, 2021). The Annual Report does not constitute a part of the proxy solicitation materials and is not incorporated by reference into this proxy statement.

Questions and Answers

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

Pursuant to the SEC “Notice and Access” rules, we are furnishing our proxy materials to Stockholders over the Internet instead of mailing each of our Stockholders paper copies of those materials. As a result, we will send Stockholders by mail or e-mail a Notice of Internet Availability of Proxy Materials, which we refer to as the Notice, containing instructions on how to access our proxy materials over the Internet and how to vote. The Notice is not a ballot or proxy card and cannot be used to vote your shares of Common Stock. You will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to on the Notice.

If you own shares of Common Stock in more than one account — for example, in a joint account with your spouse and in your individual brokerage account — you may have received more than one Notice. To vote all of your shares of Common Stock, please follow each of the separate proxy voting instructions that you received for your shares of Common Stock held in each of your different accounts.

What information does the Notice contain?

The Notice includes, among other things, information and instructions regarding:

•	the place, date and time of the Annual Meeting;

•	the proposals to be voted on at the Annual Meeting, and the Board of Directors’ voting recommendation with regard to each proposal;

•	the website where the proxy materials are posted;

•	the various methods by which a Stockholder may request paper or electronic copies of the proxy materials; and

•	how to vote by Internet, by telephone, by mail or at the Annual Meeting.

What am I voting on?

Our Board is soliciting your vote for:

•	Proposal 1: election of nine members of our Board for a one-year term to expire at the 2023 Annual Meeting of Stockholders (2023 Annual Meeting);

•	Proposal 2: ratification of the appointment of KPMG LLP (KPMG) as our independent registered public accounting firm for fiscal year 2022; and

•	Proposal 3: advisory vote to approve the compensation of our named executive officers.

What are the Board’s recommendations?

Our Board recommends you vote:

•	FOR the election of the nine directors for a one-year term to expire at the 2023 Annual Meeting (Proposal 1);

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2022 (Proposal 2); and

•	FOR the advisory vote to approve the compensation of our named executive officers (Proposal 3).

Who is entitled to vote at the Annual Meeting?

Stockholders of record as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

How can I attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you are a Stockholder as of the Record Date or if you are the legal proxy holder or qualified representative of a Stockholder.

In addition, you will need to register when you arrive at the Annual Meeting. To verify your identity, you will be required to present government-issued photo identification, such as a driver’s license, state identification card or passport. If you own shares in a brokerage account in the name of your broker or bank (street name), you should bring your most recent brokerage account statement or other evidence of your Common Stock ownership, as well as a legal proxy from the broker, bank or other nominee that holds your Common Stock. If we cannot verify that you own our Common Stock or Series A Preferred Stock, it is possible that you may not be admitted to the meeting. Members of the media will not be given access to the Annual Meeting (unless they are a Stockholder as of the Record Date).

Stockholders must provide advance written notice to the Company if they intend to have a qualified representative attend the Annual Meeting on their behalf. The notice must include the name and address of the qualified representative and must be received by the close of business on May 30, 2022. Notices should be directed to Yellow Corporation, 11500 Outlook Street, Suite 400, Overland Park, Kansas 66211, Attention: M/S A305.

The use of cameras, video and audio recording devices and other electronic devices at the Annual Meeting is prohibited. We realize that many cellular phones have built-in digital cameras and audio recording devices, and while you may bring these phones into the venue, you may not use the camera or recording function at any time.

May I ask questions at the Annual Meeting?

Yes. We expect that all of our directors and executive officers as well as representatives of KPMG will be present at the Annual Meeting. We will answer your questions of general interest at the end of the Annual Meeting. We may impose certain procedural requirements, such as limiting repetitive or follow-up questions so that more Stockholders will have an opportunity to ask questions.

How many votes do I have?

On the Record Date, there were 51,491,111 shares of Common Stock and one share of Series A Preferred Stock (in each case, exclusive of treasury shares) outstanding. Each Stockholder is entitled to one vote for each outstanding share of Common Stock or Series A Preferred Stock held as of the Record Date.

We refer to the total number of votes represented by our outstanding Securities as our total voting power. As of the Record Date, our Stockholders held 100% of the total voting power entitled to vote at the Annual Meeting.

What is the difference between holding Securities as a holder of record and as a beneficial owner?

Stockholders of Record. If your Common Stock or Series A Preferred Stock is registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the Stockholder of record of those shares, and we sent the Notice directly to you.

Beneficial Owners of Common Stock. If your Common Stock is held in an account at a broker, bank or other nominee, then you are the beneficial owner of the Common Stock, and the Notice was sent either directly to you or forwarded to you by your broker, bank or other nominee. The broker, bank or other nominee holding your account is considered the Stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote the Common Stock held in your account.

What is the quorum required for the Annual Meeting?

To hold the Annual Meeting and conduct business, a majority of our voting power outstanding on the Record Date must be present in person or represented by proxy at the Annual Meeting. This is called a quorum. Your Securities will be counted for purposes of determining the presence of a quorum (whether representing votes for, against, withheld or abstained, or broker non-votes) if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted on the Internet, voted by telephone or properly submitted a proxy card or voting instruction form by mail.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the Annual Meeting, the holders of a majority of the Securities (but in any event not less than one-third of such Securities) who are present in person or represented by proxy, or the chair of the meeting, may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

If I am a Stockholder of record, how do I vote?

There are four ways to vote:

•	In person. If you are a Stockholder of record, as of the Record Date, you may vote in person at the Annual Meeting. We will give you a ballot at the meeting.

•	On the Internet. You may vote by proxy on the Internet by following the instructions on the proxy card.

•	By telephone. You may vote by proxy via telephone by calling the toll-free number on the proxy card.

•	By mail. If you requested to receive your proxy materials by mail, you may vote by proxy by marking, signing and dating the proxy card and returning it in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed proxy card, your vote or proxy card must be received by 11:59 p.m., Eastern Time, on May 31, 2022 to be counted.

If I am a beneficial owner of Common Stock held in street name, how do I vote?

There are four ways to vote:

•

In person. If you are a beneficial owner of Common Stock held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your Common Stock. Please contact your broker, bank or other nominee for instructions on obtaining a legal proxy.

•	On the Internet. You may give your voting instructions to your nominee on the Internet by following the instructions on the voting instruction form.

•	By telephone. You may give your voting instructions to your nominee by calling the toll-free number on the voting instruction form.

•	By mail. If you request printed copies of the proxy materials be sent to you by mail, you may vote by proxy by completing the voting instruction form and mailing it back in the envelope provided.

If you are voting on the Internet, by telephone or by returning an executed voting instruction form, your vote or voting instruction form must be received by 11:59 p.m., Eastern Time, on May 31, 2022 to be counted.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a Stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your Securities in the manner recommended by our Board on all matters presented in this proxy statement and as the proxy holders determine in their discretion on any other matters properly presented at the Annual Meeting.

Beneficial Owners of Common Stock. If you are a beneficial owner of Common Stock and do not provide the nominee that holds your Common Stock with specific voting instructions, the nominee may generally vote on routine matters but cannot vote on non-routine matters. If your nominee does not receive instructions from you on how to vote your Securities on a non-routine matter, it will not have authority to vote your Common Stock on that matter. This result is generally referred to as a broker non-vote. When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining the existence of a quorum but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the nominee that holds your Securities by carefully following the instructions provided in the voting instruction form.

Which proposals are considered routine or non-routine?

We believe Proposal 2 (ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2022) is a routine proposal.

We believe Proposal 1 (election of directors) and Proposal 3 (advisory vote to approve the compensation of our named executive officers) are non-routine proposals.

How are abstentions and broker non-votes treated?

For the purpose of determining whether Stockholders have approved a proposal, abstentions and broker non-votes will not be treated as votes cast for or against the proposal and will therefore have no effect on the outcome of that proposal.

What vote is required to approve each proposal?

The following table describes the voting requirement for each proposal:

Proposal 1 Election of nine directors for a one-year term to expire at the 2023 Annual Meeting of Stockholders	Each director must be elected by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the election of the director must exceed the number of votes cast AGAINST the election of the director.

Proposal 2 Ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2022	This proposal must be approved by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Proposal 3 Advisory vote to approve the compensation of our named executive officers	This proposal must be approved by a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class. This means the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

What is the effect of an advisory vote?

As an advisory vote, Proposal 3 is not binding on our Board or its Compensation Committee and the final decision on the matter covered by such proposal remains with them. However, we value the opinion of Stockholders on the important issues covered by such proposals. The Compensation Committee will consider the results of the advisory vote on named executive officer compensation (Proposal 3) when making future executive compensation decisions.

Approximately 52.3% of the total votes cast on the proposal for the advisory vote to approve the compensation of our named executive officers at our 2021 Annual Meeting of Stockholders were voted for such proposal. This was lower than prior years. We believe the primary reason for the low approval vote pertained to our level of outreach after our 2019 say-on-pay proposal vote received 69.4% support at the 2020 annual meeting. To address this concern, in late 2021 and early 2022, we contacted holders of approximately 65% of the outstanding shares of our Common Stock (other than shares held by the U.S. Department of Treasury (UST), which holds 31% of our outstanding Common Stock) to offer to discuss proxy voting matters and corporate governance. Meetings were held in February 2022 with all investors that accepted the invitation.

At the meetings, our Board Chairman, Chief Executive Officer and General Counsel discussed and elicited feedback on our named executive officer compensation program, including the impact on the program of the UST loans to us made pursuant to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (UST Loans). For additional information, see Compensation Discussion and Analysis—Executive Summary—Changes to Compensation Program for 2021 Relating to the CARES Act Credit Facilities and Proposal 3: Advisory Vote on Named Executive Officer Compensation.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before your vote is due, which deadline includes the final vote at the Annual Meeting if you have the right to vote in person at the Annual Meeting. To do so, re-cast your vote prior to the deadline via Internet or telephone proxy, sign and return a new proxy card or voting instruction form with a later date prior to the deadline, or, if you are entitled to do so, vote in person at the Annual Meeting. Only your latest vote prior to the deadline will be counted. Mere attendance at the Annual Meeting will not automatically revoke your proxy unless you vote at the Annual Meeting or if you specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

We will handle proxy instructions, ballots and voting tabulations that identify individual Stockholders in a manner that protects your voting privacy. Your vote will not be disclosed within or outside our Company, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, Stockholders provide written comments on their proxy cards. These may be forwarded to management and/or our Board.

How will my proxy be voted?

Securities represented by a properly executed proxy (in paper form, by Internet or by telephone) received in a timely manner, and not subsequently revoked, will be voted at the Annual Meeting or any adjournment or postponement thereof in the manner directed on the proxy. Darren D. Hawkins and Leah K. Dawson are named as proxies in the proxy form and have been designated by the Board as the directors’ proxies to represent you and vote your Securities at the Annual Meeting. All Securities represented by a properly executed proxy on which no choice is specified will be voted:

•	FOR the election of the nine directors named in this proxy statement for a one-year term to expire at the 2023 Annual Meeting of Stockholders;

•	FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2022;

•	FOR the advisory vote to approve the compensation of our named executive officers; and

•	in accordance with the proxy holders’ best judgment as to any other business that properly comes before the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results may be announced at the Annual Meeting and will be promptly announced after the Annual Meeting. The final voting results will be tallied by the Inspector of Election for the Annual Meeting and announced in a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) within four business days after the final voting results are known.

Who is paying the cost of this proxy solicitation?

We are paying the cost of soliciting proxies. In addition to soliciting proxies through the mail and by email pursuant to the SEC “Notice and Access” rules, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We have retained Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902, to assist in soliciting proxies for a fee of $8,000, with an additional nominal cost to solicit certain holders, plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of Common Stock their reasonable out-of-pocket expenses incurred in forwarding proxy materials to beneficial owners who specifically request them and in obtaining voting instructions from those beneficial owners.

In addition to soliciting proxies by mail, members of our Board and our officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from Stockholders who are our employees or who have previously requested electronic receipt of proxy materials.

Who can help answer my questions?

If you have questions concerning a proposal or the Annual Meeting, or if you would like to receive copies of this proxy statement by mail, please contact our Corporate Secretary at 913.696.6100 or by mail at 11500 Outlook Street, Suite 400, Overland Park, Kansas 66211, Attn: M/S A305. In addition, information regarding the Annual Meeting is available via the Internet at the website, www.proxyvote.com.

Stockholder Proposals and Director Nominations for 2023 Annual Meeting

Stockholder Proposals

For inclusion in the Company’s proxy materials for the 2023 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (Exchange Act), a Stockholder proposal must be submitted in writing and received by our Corporate Secretary on or before December 15, 2022.

For Stockholder proposals not submitted for inclusion in the Company’s proxy materials, the Company’s Second Amended and Restated Bylaws, as amended (Bylaws) provide that the proposal must be submitted by written notice (and received by the Company’s Corporate Secretary) not more than 120 days nor fewer than 90 days prior to the anniversary date of the 2022 Annual Meeting. If the 2023 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2022 Annual Meeting, such notice must be submitted (and received by the Company’s Corporate Secretary) not more than 120 days prior to the date of the 2023 Annual Meeting nor fewer than 90 days prior to the date of the 2023 Annual Meeting or the tenth day following the first day on which we provide notice of, or publicly disclose, the meeting date.

Director Nominations

The Company’s Bylaws provide that Stockholders who wish to nominate qualified candidates for election to our Board must be submitted by written notice (and received by the Company’s Corporate Secretary) not more than 120 days nor fewer than 90 days prior to the anniversary date of the 2022 Annual Meeting. If the 2023 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2022 Annual Meeting, such notice must be submitted (and received by the Company’s Corporate Secretary) not more than 120 days prior to the date of the 2023 Annual Meeting nor fewer than 90 days prior to the date of the 2023 Annual Meeting or the tenth day following the first day on which we provide notice of, or publicly disclose, the meeting date. Each such notice must provide the following information about each nominee:

•	name, age, business address and, if known, residence address;

•	principal occupation or employment of such person (present and for the past five years);

•	number of shares of our stock of the Company that are owned, directly or indirectly, beneficially and of record;

•

all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•

description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings (whether written or oral) during the past three years, and any other material relationships, between or among the Stockholder, on the one hand, and each proposed nominee and any member of the immediate family of such proposed nominee, and his or her respective affiliates, or others acting in concert therewith, on the other hand, including, without limitation, all biographical and related party transaction and other information that would be required to be disclosed pursuant to the federal and state securities laws.

The Board’s Governance Committee uses the criteria described in Structure and Functioning of the Board—Board Committees—Governance Committee in this proxy statement when considering nominees for director, including nominees submitted by Stockholders.

As a condition for any nomination, we reserve the right to require any Stockholder nominee to complete and sign a questionnaire to provide, among other things, information about an individual’s background and experience, securities ownership, independence, insider transactions and compensation.

In addition, to comply with the universal proxy rules (once effective), Stockholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must give timely notice thereof in writing to the Corporate Secretary at the Overland Park address set forth below, setting forth the information required by Rule 14a-19 under the Exchange Act, no later than 60 days before the anniversary date of the immediately preceding annual meeting of stockholders. This means, that for our 2023 annual meeting, our Corporate Secretary must receive notice no later than April 2, 2023.

Additional Information for Stockholder Proposals and Director Nominations

Any proposals or nominations described above must be delivered to the Company’s Corporate Secretary at: Yellow Corporation, 11500 Outlook Street, Suite 400, Overland Park, Kansas 66211, Attention: M/S A305. Please refer to the advance notice provisions of the Company’s Bylaws for additional information and requirements regarding Stockholder nominations or other Stockholder proposals.

The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Company’s Bylaws and SEC requirements for submitting a proposal or nomination. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

Communications With Our Board

We encourage any Stockholder who desires to communicate with our Board about the Stockholder’s views and concerns to do so by writing our Corporate Secretary at Yellow Corporation, 11500 Outlook Street, Suite 400, Overland Park, Kansas 66211, Attn: M/S A305. In general, any Stockholder communication about bona fide issues concerning the Company delivered to the Corporate Secretary for forwarding to the Board or specified member or members will be forwarded in accordance with the Stockholder’s instructions.

Householding of Proxy Materials

Some brokers, banks and other nominee record holders may participate in the practice of householding stockholder materials, such as proxy statements, information statements and annual reports. This means only one copy of the proxy materials for the Annual Meeting may have been sent to multiple Stockholders in your household. To obtain separate copies of the proxy materials for the Annual Meeting, contact our Corporate Secretary at 913.696.6100 or by mail at Yellow Corporation, 11500 Outlook Street, Suite 400, Overland Park, Kansas 66211, Attn: M/S A305, and we will promptly deliver separate copies of these proxy materials to you. If you wish to receive separate copies of proxy materials in the future, or if you are receiving multiple copies and would like to receive a single copy for your household, you should contact your broker, bank or other nominee record holder, or, if you are a record holder of our Securities, you may contact Broadridge Financial Solutions Inc. (Broadridge) either by calling toll-free at 1.866.540.7095, or by writing Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

Security Ownership of Management and Directors

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of April 4, 2022 by (i) each of our named executive officers (as defined by Item 402(a)(3) of Regulation S-K) (NEOs), (ii) each of our directors and (iii) all of our executive officers and directors as a group. None of our NEOs, executive officers or directors beneficially own any Series A Preferred Stock. Beneficial ownership is determined in accordance with the rules of the SEC.

All of our NEOs, executive officers and directors have sole voting and dispositive power with respect to the shares of Common Stock reported below. None of the shares reported below are pledged as security or have been placed in a margin account by any executive officer or director. The address of each beneficial owner listed in the table below is Yellow Corporation, 501 Commerce Street, Suite 1120, Nashville, Tennessee 37203.

Name	Shares of Common Stock Owned as of April 4, 2022		Shares of Common Stock Holder has a Right to Acquire by June 3, 2022(1)		Total Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned(2)
Darren D. Hawkins	401,601	(3)	—	(4)	401,601	*
Daniel L. Olivier	40,210		—	(4)	40,210	*
Darrel J. Harris	57,196	(3)	45,871	(4)	103,067	*
Leah K. Dawson	38,456		—	(4)	38,456	*
James R. Faught	41,629	(3)	—	(4)	41,629	*
Douglas A. Carty	10,000		151,395		161,395	*
Matthew A. Doheny	76,627		130,768	(4)	207,395	*
Javier L. Evans	—		8,576		8,576	*
James E. Hoffman	20,627		130,768		151,395	*
Shaunna D. Jones	—		18,745		18,745	*
Susana Martinez	—		18,745		18,745	*
David S. McClimon	20,000		18,745		38,745	*
Patricia M. Nazemetz	—		112,847		112,847	*
Chris T. Sultemeier	6,100	(5)	18,745		24,845	*
All directors and executive officers as a group (16 persons)	917,463	(3)	655,205	(4)	1,572,668	3.1%

*	Indicates less than 1% ownership.
(1)

Mr. Harris’ number represents shares of Common Stock that issued pursuant to restricted stock units (RSUs) vested on April 13, 2022. The numbers for the non-employee directors represent shares of Common Stock issuable in connection with annual RSU grants (Annual RSUs) under either of the Prior Director Plan or the New Director Plan, each as defined in 2021 Director Compensation. As explained in that section, the receipt of Common Stock pursuant to the vested RSUs occurs three years from the grant date or on an alternate date if the director has made a deferral election. Shares are received earlier upon the director’s death, disability, change in control, or other separation from service.

(2)

Based on 51,491,111 shares of our Common Stock issued and outstanding as of April 4, 2022. Pursuant to Exchange Act Rule 13d-3(d)(1), shares of Common Stock of which a person has the right to acquire beneficial ownership at any time by June 3, 2022 are deemed outstanding and beneficially owned by the person for the purpose of computing the number of shares and percentage beneficially owned by such person but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person.

(3)	Includes unvested shares of restricted Common Stock as of April 4, 2022. The holders have the sole right to vote such shares.
(4)	Excludes shares of Common Stock issuable pursuant to unvested RSUs unless vesting occurs on or prior to June 3, 2022.
(5)	Shares owned by the Sultemeier Family Trust over which Mr. Sultemeier is trustee.

Security Ownership of Certain Beneficial Owners

As of April 4, 2022, except as otherwise noted, the persons who, based upon their most recent filings with the SEC, beneficially owned more than 5% of our Securities were:

Name & Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned (1)	Shares of Series A Preferred Stock Beneficially Owned	Percentage of Series A Preferred Stock Beneficially Owned (3)
U.S. Department of the Treasury (2) c/o The Bank of New York Mellon	15,943,753	31.0%	—	—
240 Greenwich Street 7th Floor New York, NY 10004

International Brotherhood of Teamsters (3) 25 Louisiana Avenue, N.W. Washington, D.C. 20001	—	—	1	100%

Blackrock, Inc. (4)	3,240,324	6.3%	—	—
55 East 52nd Street New York, NY 10055

(1)	Based on 51,491,111 shares of our Common Stock issued and outstanding as of April 4, 2022.
(2)

In connection with the Share Issuance Agreement entered into with the UST, 15,943,753 shares of our Common Stock have been deposited with The Bank of New York Mellon, as Trustee for the benefit of the UST under a Voting Trust Agreement dated July 9, 2020. Under the agreement, the shares of our Common Stock will be voted in proportion as all other shares of Common Stock are voted, subject to certain exceptions defined therein.

(3)	The Series A Preferred Stock votes with the Common Stock as a single class.
(4)

Based on a Schedule 13G filed on February 4, 2022 by BlackRock, Inc. (BlackRock), on behalf of itself, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock Asset Management Canada Limited, BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc. and BlackRock Investment Management, LLC, none of which owns more than 5% of our outstanding Common Stock. BlackRock reported the sole power to vote or to direct the vote of 3,240,324 shares of our Common Stock and the sole power to dispose or to direct the disposition of 3,240,324 shares of our Common Stock.

Proposal 1: Election of Directors

Directors to be Elected

The size of the Board is currently ten directors. At the Annual Meeting, Stockholders will elect nine directors to hold office until the 2023 Annual Meeting and until their successors are elected and qualified or until their earlier death, incapacity, resignation or removal. Each director has served continuously since the date of his or her appointment. All nominees have consented to being named in this proxy statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the Securities represented by proxies will be voted for the election of a substitute nominated by the Board. Information shown below for each nominee is as of the date of this proxy statement.

Matthew A. Doheny Independent Director since July 22, 2011; Board Chairman since December 9, 2019	51

North Country Capital LLC (private investment firm): Founder and President (since 2011); HSBC Securities (USA), Inc.: Managing Director, Co-head of Special Situations Trading (2016 – 2017); Fintech Advisory Inc. (hedge fund focused on undervalued securities and turnarounds in the United States): Portfolio Manager (2008 – 2010); U.S. House of Representatives Candidate (2010 and 2012); Deutsche Bank Securities Inc. (investment bank): Managing Director, Distressed Assets Group (2000 – 2008); Kelley Drye & Warren LLP and Orrick, Herrington & Sutcliffe LLP: Bankruptcy Attorney (1995 – 2000); Current Director: Arcapita Inc. (private equity firm, previously R.A. Holdings Corp.), Residential Capital, LLC (real estate finance company), MDC Texas Energy (oil and gas company), Elk Petroleum, Inc. (oil and gas company); Former Director: BridgeStreet Worldwide, Inc. (corporate housing provider), Eastman Kodak Inc. (printing technology), Affinity Gaming (casino operator).

Mr. Doheny’s financial expertise and experience as an investor in financial and operational turnarounds are a source of valuable insight to our Board on our financial structure and turnaround strategy.

Javier L. Evans Independent Director since November 9, 2021	60

Webster Bank (previously Sterling National Bank): Executive Vice President, Chief Human Resources Officer (Since February 2022); Sterling National Bank: Chief Business Operations and Services Officer (2017 – 2022); Astoria Bank: Senior Vice President, Director of Human Resources, General Services Division (2014 – 2017); TD Bank USA: Senior Vice President, Human Resources Lead, Risk and Control (2013 – 2014); TD Securities LLC USA: Director, Wholesale Banking, U.S. Region (2012 – 2013).

Mr. Evans has over 38 years of experience in business operations and human resources, including compensation, health and welfare and retirement and equity plans, which we believe allows him to provide the Board with significant advice regarding issues we face in the industry.

Darren D. Hawkins Director since July 30, 2018	53

Chief Executive Officer (CEO) of the Company (since April 2018); President and Chief Operating Officer of the Company (January 2018 – April 2018); President (2014 – 2018), Senior Vice President, Sales and Marketing (2014) for YRC Freight; Director of Operations (2011 – 2013) and Director of Sales (2009 – 2011) for Con-Way Freight; various positions of increasing responsibility with Yellow Transportation, Inc. (1991 – 2009); Member of the American Transportation Research Institute Board (2018).

Mr. Hawkins has nearly 30 years of experience in the trucking industry. Our Board relies on his knowledge and perspectives about our industry, operations, business and competitive environment, employee and union matters, strategies, challenges and opportunities.

James E. Hoffman Independent Director since July 22, 2011; Prior Board Chairman	69

2001 Development Corporation (commercial office property development and redevelopment services): Executive Manager (2008 – 2015); Alliant Energy Corporation (electrical and natural gas): Executive Vice President of Alliant Energy International (1998 – 2005), President of Alliant Energy Resources (1995 – 2005); IES Industries Inc. (predecessor to Alliant Energy Corporation): Executive Vice President (1996 – 1998); IES Utilities Inc.: Executive Vice President (1995 – 1996); MCI Communications: Chief Information Officer (1993 – 1995) and Senior Vice President (1990 – 1993); Telecom USA (telecommunications): Executive Vice President (1988 – 1990); Iowa Health System: Chairman of the Board (2008-2010).

Mr. Hoffman’s executive leadership and restructuring and other board experience inform his counsel to the Board on the financial and operational issues we face.

Shaunna D. Jones Independent Director since October 29, 2020	44

Cleary Gottlieb Steen & Hamilton LLP (international law firm): Chief Talent Officer (since 2022), Global Director of Diversity, Equity and Inclusion (2020 – 2021); Laurel Strategies, Inc. (business advisory firm): Senior Vice President (2017 – 2020); Willkie Farr & Gallagher LLP (international law firm): Attorney in the Business Reorganization and Restructuring Department (2003 – 2016).

Ms. Jones has extensive experience in leadership, financial restructuring and reputational risk management. In addition, her acumen, attained through her business advisory experience, in board and management interaction is important to our Board.

Susana Martinez Independent Director since October 29, 2020	62

State of New Mexico: Governor (2011 – 2018); Third Judicial District, Doña Ana County, New Mexico: District Attorney (1997 – 2010), Assistant Chief Deputy District Attorney (1986 – 1996).

Governor Martinez’s broad experience in governmental leadership, as well as her service on numerous advisory boards are a valuable source of insight to the Board.

David S. McClimon Independent Director since January 21, 2021	66

Private Consulting Practice: Numerous consulting and advisory engagements (2011 – 2019); Central Transport International (trucking transportation): President (January 2011 – September 2011); ADR North America LLC (supply chain consulting): Chief Operating Officer (2009 – 2010); Con-way (trucking transportation): President of Con-way Freight, Senior Vice President of Con-way Inc., various subisdiary positions (1983 – 2007); Former Director: Vitran Corporation Inc. (freight distribution).

Mr. McClimon’s robust transportation and consulting background, as well as his strong leadership and public company board experience, prove immensely helpful in his counsel to the Board.

Patricia M. Nazemetz Independent Director since March 23, 2015	72	NAZ DEC LLC (executive consulting firm): Principal and Founder (since 2011); Xerox Corporation (document technology, services, software and supplies): Corporate Vice President and Chief Human Resources and Ethics Officer (2007 – 2011), Chief Human Resources Officer (1999 – 2007), other key roles in the human resources department (1979 – 1999); Current Director: Sterling Bancorp (holding company for Sterling Bank); Former Director: Astoria Financial Corporation (holding company for Astoria Bank), WMS Industries, Inc. (casino gaming machines manufacturer), Energy East Corporation (electricity and natural gas distributor).

Through her notable career in all areas of human resources management, including succession planning, executive compensation, employee benefits and other areas, Ms. Nazemetz brings a unique and useful perspective to the Board, particularly as it relates to human capital management. Further, she has extensive experience with public company boards as well as serving on numerous non-profit boards throughout her career.

Chris T. Sultemeier Independent Director since January 21, 2021	59

NewRoad Capital Partners, LLC (investment firm): Operating Partner (since 2017); Walmart Stores, Inc. – Executive Vice President of Logistics – and Walmart Transportation LLC – Chief Executive Officer (2012 – 2017); Various roles in logistics and merchandising for Walmart Stores, Inc. (1989-2012); United States Army: Captain, Combat Engineer (1984 – 1989); Current Director: Duke Realty Corporation (real estate), Logistics Innovation Technologies Corp. (blank check company focusing on logistics industry).

Mr. Sultemeier’s notable service as a Captain in the United States Army, executive roles in logistics and transportation and other public company board experience afford the vast transportation and leadership skills relied upon for strategic planning.

Required Vote

Our Bylaws provide that for a director nominee to be elected, he or she must receive the approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR his or her election must exceed the number of votes cast AGAINST his or her election.

Votes to withhold and broker non-votes will not be treated as votes cast for or against Proposal 1 and will therefore have no effect on the outcome of Proposal 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES.

Structure and Functioning of the Board

Corporate Governance Philosophy

Our corporate governance philosophy is expressed in our Guidelines on Corporate Governance; the charters of our Board’s Audit & Ethics, Compensation, and Governance committees; our Code of Business Conduct that applies to all officers, directors, employees and contractors; and our Related Party Transaction Policy, Securities Trading and Disclosure Policy, and Foreign Corrupt Practice Act Policy, among others. These governance documents are reviewed for updates at least annually to reflect regulatory developments and corporate governance trends and provide additional guidance to our Board and its committees. The Audit & Ethics, Compensation, and Governance Committee charters, Guidelines on Corporate Governance and Code of Business Conduct are available on the Investor Relations page of our website at www.myyellow.com.

We are committed to effective corporate governance, compliance with applicable laws and regulations, and the highest standards of ethical conduct and good corporate citizenship.

Directors Selected by the Holder of our Series A Preferred Stock

Pursuant to the Series A Preferred Stock certificate of designations, the International Brotherhood of Teamsters (IBT), as the holder of our Series A Preferred Stock, has the right to select two directors (Series A Directors) and to fill any vacancy left by the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director. The holder of the Series A Preferred Stock has the sole right to remove and replace Series A Directors. Each Series A Director was selected by the holder of our Series A Preferred Stock and has served continuously as a director since the date of his selection. Currently, only one Series A Director is serving as a member of the Board. The IBT has the right to fill the resulting vacancy at any time.

HOLDERS OF COMMON STOCK DO NOT SELECT SERIES A DIRECTORS.

Douglas A. Carty Independent Director since July 22, 2011	65

Switzer-Carty Transportation Inc. (transportation): Co-Founder, Chairman (2011 – November 2021); First Group America (transportation): Commercial Director, North America (2007 – 2008); Laidlaw Education Services (school bus transportation): President and Chief Executive Officer (2006 – 2007), Executive Vice President and Chief Financial Officer, Laidlaw International Ltd. (2003 – 2006); Atlas Worldwide Holdings, Inc. (global air freight): Senior Vice President and Chief Financial Officer (2001 – 2003); Canadian Airlines Corp. (commercial airline): Senior Vice President and Chief Financial Officer (1996 – 2000); Current Director: Switzer-Carty Transportation Inc. and Wajax Corporation (industrial products and services); Former Director: Points International Ltd. (customer loyalty rewards).

Mr. Carty has senior executive experience in the transportation industry, experience with financial restructurings, and experience on other corporate boards. This expertise informs his advice to our Board on the financial and operational issues we face.

The term of office of each Series A Director ends on the earlier of (i) the date on which no shares of Series A Preferred Stock are outstanding or the Series A Preferred Stock is subject to redemption pursuant to the certificate of designations; (ii) the death, disability, incapacity, retirement, resignation, disqualification or removal of a Series A Director by the holder of the Series A Preferred Stock; or (iii) the selection and qualification of a successor Series A Director.

Corporate Governance Structure and Function

Our Amended and Restated Certificate of Incorporation provides that our Board will consist initially of 9 persons, with the precise number of directors, other than those who may be elected by the holders of one or more series of preferred stock voting separately by class or series (including the Series A Preferred Stock), fixed from time to time exclusively pursuant to a resolution adopted by the majority of the whole Board. Our Board currently consists of ten persons. Nine of our directors are elected annually at each Annual Meeting by Stockholders voting together as a single class. Up to two Series A Directors are selected by the IBT, as the holder of our Series A Preferred Stock. Currently, the IBT has only selected one Series A Director and could fill the resulting vacancy at any time. So long as the Series A Preferred Stock remains outstanding, the IBT will also be able to appoint one of its selected directors to each of the Board’s Audit & Ethics, Compensation and Governance Committees, provided that such director satisfies certain independence requirements set forth in our Bylaws.

We have a flexible governance structure in which our Board, assisted by its committees, directs our Company’s affairs. Directors are encouraged to have direct dialogue with our management and internal auditors and may request attendance by management and internal and external auditors at Board and committee meetings.

We provide directors with tablet computers and an electronic portal through which they may review our corporate governance documents, compensation plans, Company policies, Board and committee minutes, continuing education materials, and reports and presentations prepared by management, internal and external auditors and other advisors in advance of each meeting. Directors are encouraged to review these materials prior to the meeting. We also use the portal to communicate with directors and solicit their opinions and vote by unanimous written consent.

Our Legal Department makes continuing education opportunities available for directors to assist them in staying updated with legal and governance developments and trends.

The principal responsibility of our directors is to execute their fiduciary duties to promote the interests of Stockholders and the long-term value of our Company. Directors may also consider the interests of other stakeholders, including lenders, customers, suppliers, employees, unions and the communities in which we operate.

Directors generally may rely without independent verification on recommendations, advice and information provided by management and outside experts on matters within their areas of expertise and competence but are encouraged to independently challenge their assumptions and recommendations where appropriate.

Primary Responsibilities of the Board

As described in our Guidelines on Corporate Governance, our Board’s primary functions are:

•	overseeing the formation of and reviewing major strategies, plans and actions;

•	reviewing and evaluating our performance against broad financial and strategic objectives;

•	providing direction, advice and counsel to senior management;

•	selecting, compensating and evaluating our CEO and other executive officers;

•	reviewing succession planning for our CEO and other executive officers;

•	selecting appropriate candidates for election as directors;

•	reviewing our systems and practices designed to bring about compliance with applicable laws and regulations, including our accounting and financial reporting obligations; and

•	reviewing the major risks we face and helping us to develop and oversee strategies to address those risks.

Director Independence

Our Guidelines on Corporate Governance and Nasdaq Stock Market Listing Rules (Nasdaq Listing Rules) require that a majority of our Board be independent. Our Board has affirmatively determined that each director (other than Mr. Hawkins) does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is therefore independent in accordance with Nasdaq Listing Rule 5605 and the Director Independence Standards (Director Independence Standards) included in our Guidelines on Corporate Governance.

In making its determination, our Board evaluated the following relationships and affirmatively determined they did not materially affect the respective director’s objectivity or independence:

•

Mr. Carty serves as a director of Wajax Corporation (Wajax). In 2021, the Company paid approximately $24,000 (representing less than 1% of Wajax’s revenue for the year) to subsidiaries of Wajax in the ordinary course of business. Wajax paid the Company approximately $30,000 for ordinary course transportation services in 2021 (representing less than 1% of the Company’s revenue for the year).

•

Mr. McClimon receives pension benefits from XPO Logistics, Inc. (XPO) and his son served as a Director of Sales for XPO. XPO is a transportation and contract logistics company that is a Company competitor.

•

Mr. Evans serves as the Executive Vice President, Chief Human Resources Officer of Webster Bank (Webster). In February 2022, Webster acquired Sterling National Bank (Sterling), where Mr. Evans served as Chief Business Operations and Services Officer. Mr. Evans owns less than 1% of the equity of Webster (and owned less than 1% of Sterling’s parent company prior to the Webster acquisition). Mr. Evans does not receive compensation based on the transactions between the Company and Webster or Sterling’s parent company. In 2021, the Company paid Sterling’s parent company approximately $6.9 million (representing less than 1% of its interest and dividend income for the year) in connection with equipment leases.

Director Resignation Policy

In the event that a director nominee fails to receive an affirmative majority of the votes cast in an uncontested election, the Board, within its powers, may take any appropriate action, including decreasing the number of directors or filling a vacancy. Our director resignation policy requires each incumbent nominee for the Board who does not receive the requisite majority vote in an uncontested election to promptly tender his or her resignation following certification of the Stockholder vote. Our Board will then decide whether to accept the resignation, based on the recommendation of the Governance Committee, within 90 days following the date of the Stockholders’ meeting at which the election occurred and will disclose its determination and, in the event it takes any action other than acceptance of the resignation, its rationale, in a filing with the SEC.

Meeting Attendance

Our Board held 14 meetings during 2021. Directors are expected to prepare for and make every effort to attend and participate in meetings of the Board and committees on which they serve. Our Guidelines on Corporate Governance provide that each director should strive to attend at least 75% of the total number of meetings of the Board and committees on which he or she serves. During 2021, each director attended at least 75% of those meetings.

Our Guidelines on Corporate Governance provide that directors are expected to attend annual Stockholder meetings in person or by telephone or other electronic means. All of our directors attended the 2021 Annual Meeting virtually.

Executive Sessions of Independent Directors

Our independent directors meet in regularly scheduled executive sessions, with at least two executive sessions per year. Board committee members also regularly meet in executive sessions among themselves and with selected members of management and our internal and external auditors. The purpose of these executive sessions is to facilitate candid discussion about important matters affecting our Company.

Board and Committee Self-Assessment

To promote continuous improvement in our corporate governance processes, our Board and committees, led by the Board’s Governance Committee, conduct an annual self-assessment of their effectiveness. The results are tabulated and analyzed by the Governance Committee, presented to the Board and used to identify and implement improvements in our governance processes.

Board Committees

Current committee memberships with voting rights are as follows:

Audit & Ethics Committee	Compensation Committee	Governance Committee
Douglas A. Carty*	Patricia M. Nazemetz*	Susana Martinez*
James E. Hoffman	Javier L. Evans	Patricia M. Nazemetz
Shaunna D. Jones	David S. McClimon	Chris T. Sultemeier
Chris T. Sultemeier

*	Committee Chair

Pursuant to our Bylaws, Mr. Doheny, as Board Chairman, and Mr. Hawkins, as CEO, are ex-officio, non-voting members of each committee and are welcome to attend all committee meetings and to present matters for consideration and take part in consideration of any business of the committee, except when the independent directors meet in executive session, such as when they conduct performance evaluations or discuss the compensation of the Board Chairman or the CEO, or both, or otherwise prohibited by applicable law, regulation or Nasdaq requirements. References in this proxy statement to committee membership and committee independence exclude Messrs. Doheny and Hawkins and include only voting members.

The Chair of each committee handles the function of lead director for committee matters, serves as spokesperson for the committee, and provides recommendations and guidance to our Board, Board Chairman and management.

Each committee may retain its own legal and other advisors and conduct independent inquiries and investigations at our expense into matters under its oversight. Each committee has the sole right to appoint and direct its own advisors, each of whom is accountable and reports directly to the committee.

Audit & Ethics Committee

The Audit & Ethics Committee met five times during 2021.

The Audit & Ethics Committee was established in accordance with Exchange Act Section 3(a)(58)(A). Our Board has affirmatively determined that all members of the Audit & Ethics Committee are independent directors, as defined by Nasdaq Listing Rule 5605 and our Director Independence Standards. The Board has also affirmatively determined that all members of the Audit & Ethics Committee meet the enhanced independence standards prescribed by Nasdaq Listing Rule 5605(c)(2)(A) and Exchange Act Rule 10A-3(b)(1). Our Board has additionally determined that all members of the Audit & Ethics Committee are audit committee financial experts, as defined in Item 407(d)(5) of Regulation S-K, and meet the financial sophistication requirement in Nasdaq

Listing Rule 5605(c)(2)(A). The Audit & Ethics Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.myyellow.com.

As described in its charter, the Audit & Ethics Committee’s responsibilities include:

•	overseeing our accounting and financial reporting process and the audit of our annual financial statements;

•	overseeing the quality and integrity of our financial reporting;

•	selecting and overseeing the qualifications, performance and independence of our independent registered public accounting firm (independent auditor);

•	reviewing and discussing our financial statements with management and the independent auditor;

•	reviewing the adequacy of our overall control environment, and reviewing and discussing with management and the independent auditor the adequacy and effectiveness of our system of internal controls;

•	overseeing risks relating to accounting and financial reporting matters and ethics and general compliance matters;

•	overseeing our internal audit function;

•	overseeing our compliance with legal and regulatory requirements;

•	overseeing our enterprise risk management function (including information, privacy and cyber security); and

•	annually reviewing the adequacy of the Audit & Ethics Committee charter and conducting an evaluation of its own performance.

Our independent auditor is accountable and reports directly to the Audit & Ethics Committee. The Audit & Ethics Committee reviews our independent auditor’s independence and the overall scope and focus of the annual audit. The Audit & Ethics Committee discusses with our independent auditor any relationships or services that may affect its objectivity or independence. If the Audit & Ethics Committee is not satisfied with the independent auditor’s assurances of independence, it will take, or recommend that the Board take, appropriate action to ensure its independence.

Compensation Committee

The Compensation Committee met six times during 2021.

Our Board has affirmatively determined that all members of the Compensation Committee are independent directors, as defined by Nasdaq Listing Rule 5605 and our Director Independence Standards. Our Board has also affirmatively determined that all members of the Compensation Committee meet the enhanced independence standards prescribed by Nasdaq Listing Rule 5605(d)(2)(A) and Exchange Act Rule 10C-1(b)(1). All members of the Compensation Committee also qualify as non-employee directors under Exchange Act Rule 16b-3. The Compensation Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.myyellow.com.

As described in its charter, the Compensation Committee’s responsibilities include:

•	setting overall compensation policy and determining the compensation and benefits of our executive officers and other key officers other than our CEO;

•	reviewing and recommending for approval by the independent members of the full Board the compensation and benefits of our CEO;

•	reviewing and recommending the directors’ compensation for full Board approval;

•	overseeing the development and implementation of our health, welfare and retirement benefit plans;

•	overseeing equity and other incentive compensation programs;

•	overseeing the management of risks related to our compensation policies and practices;

•	monitoring our programs, policies and strategies related to our human capital management function;

•	reviewing the Compensation Discussion and Analysis for inclusion in the proxy statement filed with the SEC; and

•	annually reviewing the adequacy of the Compensation Committee charter and conducting an evaluation of its own performance.

The Compensation Committee has primary responsibility for determining our compensation programs for executive officers and directors. In evaluating the level of executive officer and director compensation, the Compensation Committee takes into consideration advice from its independent consultant and recommendations from senior management. The Compensation Committee has sole authority to engage and compensate a compensation consultant and determine its independence from management. The compensation consultant is accountable and reports directly to the Compensation Committee. See 2021 Director Compensation and Compensation Discussion and Analysis for additional information about the determination of director and NEO compensation for 2021.

Compensation Committee Interaction with Compensation Consultants

The Compensation Committee engaged Alvarez & Marsal Taxand, LLC (Alvarez & Marsal), an executive compensation consulting firm, to provide compensation consulting, including review of the compensation programs for our executive officers and the compensation disclosures in this proxy statement. Alvarez & Marsal has served as the Compensation Committee’s consultant since August 2020. In selecting Alvarez & Marsal, the Compensation Committee considered and assessed all factors specified under Nasdaq Listing Rules with respect to advisor independence and determined that Alvarez & Marsal is an independent advisor. As an independent advisor, Alvarez & Marsal reports to and is directed by the Compensation Committee. With the exception of certain enterprise transformation and other nominal consulting services provided by certain Alvarez & Marsal affiliates, Alvarez & Marsal provides no other services to the Company. The Compensation Committee determined that the services provided by the affiliate of Alvarez & Marsal did not compromise its independence. Furthermore, based on our review, we are not aware of any conflict of interest that has been raised by the work performed by Alvarez & Marsal.

Governance Committee

The Governance Committee met three times during 2021.

Our Board has affirmatively determined that all members of the Governance Committee are independent directors, as defined by Nasdaq Listing Rule 5605 and our Director Independence Standards. The Governance Committee’s functions are described in its charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.myyellow.com.

As described in its charter, the Governance Committee’s responsibilities include:

•	identifying, assessing and recommending qualified Board candidates;

•	developing the criteria for selecting Board candidates;

•	recommending for approval to the Board director candidates (other than those directors appointed by the holder of our Series A Preferred Stock, if applicable);

•	assisting the Board in assessing director independence;

•	reviewing the structure and charters of Board committees and recommending to the Board, if desirable, changes in their number, responsibilities and membership;

•	reviewing and approving related party transactions;

•

providing oversight of our Related Party Transaction Policy, our Securities Trading and Disclosure Policy, our Foreign Corrupt Practice Act Policy and our Executive Stock Ownership Requirements Policy;

•	administering, reviewing and reassessing the adequacy of our Guidelines on Corporate Governance and recommending any proposed changes to the Board;

•	recommending other changes in corporate governance to the Board for approval from time to time;

•	overseeing annual evaluations of the Board and its committees;

•	reviewing management development and succession planning; and

•	annually reviewing the adequacy of the Governance Committee charter and conducting an evaluation of its own performance.

The Governance Committee has sole authority to retain and compensate search firms to assist in identifying and recruiting candidates for the Board.

All nine Board nominees identified in this proxy statement are current directors. The Governance Committee reviewed the qualifications of each nominee and recommended each nominee for election to the Board. The Governance Committee will consider director nominations from Stockholders in accordance with the Stockholder nominating procedures described in Stockholder Proposals and Director Nominations for 2023 Annual Meeting and in the Company’s Bylaws. In addition to our Director Independence Standards, the following criteria from our Guidelines on Corporate Governance is used by the Governance Committee in considering candidates for director, including nominees submitted by Stockholders:

•

each director should be an individual of the highest character and integrity and have an inquiring mind, experience at a strategy/policy-setting or senior executive level, and the ability to work well with others;

•

each director should have sufficient time available to devote to our affairs and carry out the responsibilities of a director. Directors are not qualified for service on the Board unless they are able to make a commitment to prepare for and attend Board and committee meetings on a regular basis;

•	each independent director should be free of any conflict of interest that would interfere with his or her independence or the proper performance of his or her responsibilities as a director; and

•	directors should utilize their unique experience and background to represent and act in the best interests of all Stockholders as a group.

While the Governance Committee considers all of the factors described above, it may give greater weight to one factor over another when making nominating decisions. The Governance Committee reviews annually the appropriate skills and characteristics required of directors in light of the current composition of our Board, our Director Independence Standards, and Nasdaq and SEC rules. Board candidates nominated by Stockholders must meet the criteria described in this proxy statement but will otherwise be considered on the same basis as candidates nominated by the Board. In addition, the Governance Committee may consider any other criteria for nominees it deems appropriate, including, but not limited to:

•	a nominee’s judgment, skill, education, diversity in accordance with our Guidelines on Corporate Governance, age, relationships, experience, and leadership and interpersonal skills;

•	the organization, structure, size and composition of the Board and the interplay of the nominee’s experience with the experience of other nominees;

•	the qualifications and areas of expertise needed to further enhance the Board’s deliberations and oversight; and

•	the extent to which the nominee would be a desirable addition to the Board and its committees.

Board Leadership Structure

Our Bylaws require that the offices of Board Chairman and CEO be held by separate individuals, and our Guidelines on Corporate Governance require that the Board Chairman be an independent director. We believe separation of the offices of Board Chairman and CEO is appropriate under our circumstances because it helps preserve our Board’s independence and objectivity, provides an appropriate division of labor between our CEO and Board Chairman, and contributes to our effective governance, in part by having an independent Board Chairman available to counsel our CEO and facilitate his interactions with the Board. Matthew A. Doheny, who became Board Chairman in December 2019, brings to this role his financial expertise and experience in financial and operational turnarounds and provides valuable insight to our Board on our financial structure and business strategy. Darren D. Hawkins brings transportation industry knowledge and expertise, along with extensive experience with our Company, to his role as our CEO. In light of the requirement that its Chairman be an independent director, our Board does not have a lead independent director.

Our business and affairs are managed under the oversight of our Board. There are currently ten Board members. The three standing committees—Audit & Ethics, Compensation, and Governance – are an integral part of our Board leadership structure. These committees, all comprised of independent directors, are discussed in more detail above. In determining the membership of each standing committee, the Governance Committee considers each director’s unique skills and experience in relation to the committee(s) on which he or she serves and the particular needs of each committee.

Our leadership structure also includes an experienced and energetic management team that provides information, business intelligence, reports and opinions to the Board on a regular basis. The Board and committees also rely on the advice of counsel, accountants, executive compensation consultants, internal and external auditors, and other expert advisors.

A robust committee framework sustains lines of communication among directors and with management. Regularly scheduled management reports and presentations, based upon strategic, operational, financial, legal and risk management aspects of our business, provide vital information to our Board and committees. Directors have access to our CEO, Chief Financial Officer (CFO) and other members of our senior management team.

The Board’s role is to oversee, counsel and direct our senior management team. The role of our executive officers is to develop and implement corporate strategy, conduct our operations, manage our material risk exposures, and implement Board directives. Our Board endeavors to strike an appropriate balance between effective oversight and undue interference with our executives in the conduct of our affairs. We believe our leadership structure is effective because the Board and management respect one another’s roles and work collaboratively to promote Stockholder value.

The Board’s Role in Risk Management

Management is primarily responsible for identifying, assessing and managing our material risk exposures. The Board’s role is to oversee the systems and processes used by management to address those risks.

Management’s processes for identifying, assessing and managing material risk exposures are described in its strategic plan, which is updated by management and reviewed by the Board on an annual and periodic basis.

The Board has delegated specific risk oversight responsibilities to its standing committees as follows:

•	the Governance Committee oversees conflict of interest risks related to the review, and, if appropriate approval, of all related party transactions;

•

the Audit & Ethics Committee oversees risks related to accounting and financial reporting matters, cybersecurity and ethics and general compliance matters and our enterprise risk management function (including information, privacy and cyber security); and

•	the Compensation Committee oversees risks related to compensation policies and practices.

Pursuant to its charter, the Audit & Ethics Committee oversees the Company’s enterprise risk management function and the Company’s accounting and financial reporting risk profile. Management reports regularly to the Audit & Ethics Committee to discuss management’s systems and processes for identification, assessment and management of material risk exposures, including:

•	management’s risk assessment and risk management approach, policies, systems and practices;

•	management’s risk appetite and strategies related to key exposures including information, privacy and cyber security; and

•	the disclosures on risk assessment and management in the Company’s proxy statement and periodic reports.

The Audit & Ethics Committee’s oversight of risks related to accounting and financial reporting includes reviewing the adequacy of our overall control environment and financial reporting function and controls related to selected areas presenting significant financial risk. The Audit & Ethics Committee evaluates key financial statement issues and risks, their potential effect on our financial reporting, and the process used by management to address them. It then reports to the full Board on management’s briefings and its own analysis and conclusions regarding our risk management process and accounting and financial reporting risks and the steps management has taken to monitor and control risk exposure.

The Board and each committee may retain independent legal and other advisors to advise and assist them in carrying out their risk oversight responsibilities.

Board Oversight of Human Resource Management

In overseeing our management team, the Board has access to information about our human resources objectives, operations and plans. The Board regularly invites officers responsible for our human resources functions to attend and present at Board meetings.

We are committed to human capital resources to foster the safety, both physical and psychological, of our employees and a culture of collaboration, inclusion, integrity, leadership, and respect. We believe the Company’s success is firmly built upon our commitment to these values, giving us the ability to attract, develop, and retain quality talent. It is this ability that drives us to create an inclusive and engaged workforce where our people have a sense of belonging and can better focus on executing our strategic goals, driving innovation, and delivering on our commitment to customers. The skills, diverse experiences, and industry knowledge of our approximately 32,000 employees significantly benefit our operations and performance.

Health and Safety

The Company is safety focused. Hazards in the workplace are actively identified, and management tracks incidents so remedial actions can be taken. As a team, we hold ourselves accountable to taking care of our customers and each other. We have implemented additional training and development programs for front-line employees and leaders to meet regulatory requirements and promote a culture of safety. We are honored to recognize our safest drivers with awards for reaching million-mile milestones of accident-free driving. The Company recently established a new safety committee comprised of members of the Board and management to oversee strategic initiatives regarding safety.

The COVID-19 pandemic has posed new and different challenges to honor our commitment to employee health and safety. Since the beginning of the pandemic, we have worked closely with local, state, and federal officials to implement protocols focused on protecting employees and minimizing the risk of COVID-19 transmission. Our cleaning, hygiene and safety protocols are designed to align around guidelines provided by the Centers for Disease Control and Prevention, Occupational Health and Safety Administration, and local health authorities.

Labor Relations

Most of our employees are covered by our various collective bargaining agreements. As such, we are dedicated to managing our labor relations for those employees covered by collective bargaining agreements as well as those who are not.

Diversity, Equity, Inclusion and Belonging

The Company is committed to efforts to increase diversity within our partnerships and our workforce and has named a Vice President of Diversity, Equity and Inclusion to work with a diversity, equity, inclusion and belonging (DEIB) advisory council to guide these efforts. We believe this program has the potential to help create better partnerships, stronger customer relationships, and economic growth for our community members. The Company’s Vice President of Diversity, Equity and Inclusion as well as the DEIB advisory council, comprised of a representative group of employees within the organization, will provide strategic direction, set organizational objectives, and lead DEIB initiatives and programs. We have been honored to receive several awards highlighting our commitment to diversity and inclusion including Top Company for Women to Work for in Transportation, Military Friendly Employer, and the National Defense Transportation Association Pathfinder Society Award.

Training and Development

Our Yellow Driving Academy is a paid training program whereby either current employees or newly hired employees can receive guidance and coaching through both classroom and behind-the-wheel training to enable them to obtain their commercial driver’s license and begin a driving career with us.

We expanded the Yellow Driving Academy in early 2021 to address the nationwide shortage of experienced drivers. The comprehensive training is registered through the Department of Labor as a formal apprenticeship program and is designed to comply with Federal Motor Carrier Safety Administration Entry-Level Driver Training requirements. Student training emphasizes safe driving habits through extended on road skills training.

Board Oversight of Sustainability

Yellow is a charter partner in the Environmental Protection Agency’s SmartWay voluntary emissions program. We are committed to complying with applicable environmental statutes and regulations in all countries where we operate, and to continuously improving our environmental performance in our operations. We believe we have a duty to minimize the impact our operations have on the environment by using strategies based on valid data and sound science. Our Code of Business Conduct, applicable to all our employees, enumerates standards for adhering to certain environmental, social and governance (ESG) standards. The Board has designated the Audit & Ethics Committee to oversee our compliance and ethics function including the Code of Business Conduct.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Patricia M. Nazemetz (Chair), Javier L. Evans, David S. McClimon, and Chris T. Sultemeier. None of our executive officers currently serves, or during 2021 served, on the compensation committee or as a director of another entity where an executive officer of that entity also served on the Compensation Committee or the Board. None of the individuals serving as members of the Compensation Committee are now or were previously an officer or employee of the Company.

2021 Director Compensation

Director Compensation Plan

The non-employee director compensation plan effective in 2021 was approved by the Board in February 2020 (Prior Director Plan).

The Prior Director Plan, under which 2021 non-employee director compensation was granted, described the compensation our non-employee directors were eligible to receive, consisting of:

•

an annual cash retainer of $190,000 for service on the Board (or $300,000 for service as Board Chairman). No additional compensation was paid for attendance or participation at Board or committee meetings. Committee members received no retainers for standing committee service, including Mr. Doheny and Mr. Hawkins in their capacity as ex-officio members of the committees of the Board, as applicable. Directors elected during the year received prorated retainer fees;

•	reimbursement of costs and expenses incurred attending Board and committee meetings; and

•

on February 28, 2021, an annual award of fully vested RSUs, with the number of underlying shares equal to $60,000 divided by the 30-day volume-weighted average price of our Common Stock preceding the grant date, or 10,169 RSUs, which RSUs will be settled on the earlier of the date that is three years after the grant date and the date the individual is no longer serving on the Board, or later for any director who elected to defer receipt of the underlying Common Stock to some later date or until he or she leaves the Board (Annual RSUs).

2022 Changes to Director Compensation Plan

On January 19, 2022, the Board adopted a new non-employee director compensation plan to provide less cash compensation and additional equity compensation to non-employee directors (New Director Plan).

The New Director Plan provides for:

•	an annual cash retainer of $160,000 for service on the Board (or $270,000 for service as Board Chairman);

•	reimbursement of costs and expenses incurred attending Board and committee meetings; and

•

an annual award of a number of fully vested RSUs equal to $100,000 divided by the 30-day volume-weighted average price of our Common Stock preceding the grant date, or 8,576 RSUs, which will settle on the earlier of the date that is three years after the grant date and the date the individual is no longer serving on the Board, or later for any director who elected to defer receipt of the underlying Common Stock to some later date or until he or she leaves the Board.

Director Compensation

The table below provides information on the compensation of our non-employee directors for Board service during the year ended December 31, 2021. As required by applicable SEC rules, the disclosure in this section covers all persons who at any time served as a director during 2021, other than Mr. Hawkins, who served as our CEO. Mr. Hawkins received no additional compensation for serving as director.

Name	Fees Earned or Paid in Cash ($)	Annual RSU Awards ($)(1)	All Other Compensation ($)	Total ($)
Douglas A. Carty	190,000	60,709	—	250,709
William R. Davidson (2)	95,000	60,709	—	155,709
Matthew A. Doheny	300,000	60,709	—	360,709
Javier L. Evans (2)	27,363	—	—	27,363
James E. Hoffman	190,000	60,709	—	250,709
Shaunna D. Jones	190,000	60,709	—	250,709
Susana Martinez	190,000	60,709	—	250,709
David S. McClimon (2)	179,450	60,709	—	240,159
Patricia M. Nazemetz	190,000	60,709	—	250,709
Chris T. Sultemeier (2)	179,450	60,709	—	240,159

(1)

Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of Annual RSUs granted to our non-employee directors on February 28, 2021. No assumptions were necessary to determine the grant date fair value of the Annual RSUs. The fair value of each Annual RSU is determined using the closing market price of our Common Stock on the grant date, which was $5.97.

(2)	Messrs. McClimon and Sultemeier joined our Board on January 21, 2021; Mr. Davidson retired from our Board on April 20, 2021; and Mr. Evans joined our Board on November 9, 2021.

One-time RSU Grant for Board Chairman

On January 15, 2022, the Company made one-time grant of 200,000 RSUs to Mr. Doheny, our Board Chairman, for the purpose of reflecting his significant leadership role in helping the Company develop and execute its financial turnaround strategy, and to ensure he continues to serve on the Board to oversee the Company’s completion of the financial turnaround and key future Company events. The RSUs vest upon the earliest of January 1, 2025, the date on which Mr. Doheny is elected or appointed to certain government positions, or the first meeting of our Stockholders at which Mr. Doheny ceases to serve on the Board due to the failure of the Stockholders to re-elect him.

Equity Ownership Requirements

We do not have an equity ownership requirement for non-employee directors. Under both the Prior Director Plan and the New Director Plan, equity-based compensation is in the form of RSUs. Shares are issued, at the election of the individual director, on the earlier of (a) the date the director is no longer serving on the Board due to death, disability, a change in control or other separation from service or (b) a specified deferral date after the third anniversary of the grant. If no deferral is elected, shares are issued the first business day following such third anniversary of the grant date or earlier upon death, disability, a change in control or other separation from service. We believe this equity award design negates the need for a separate stock ownership requirement for non-employee directors.

A Message to Our Stockholders

Dear Yellow Stockholders,

Thank you for your investment in our Company. On behalf of our Board of Directors and our Yellow colleagues, we are grateful for your support. We are committed to deliver exceptional performance that drives Stockholder value through long term profitability and growth and the actions and commitment of a first-class leadership team.

In the pages following this letter, you will find our Compensation Discussion and Analysis reflecting pay philosophy and practices employed during the 2021 performance year. In the spirit of connecting effectively with our Stockholders, for the past several months we have engaged in a Stockholder outreach program. Our Board Chair, CEO, and General Counsel met with several of our Stockholders to discuss our executive pay initiatives and elicit feedback on our compensation programs, including the impact of the UST Loans. Stockholders who attended these meetings provided positive feedback on our approach to compensation. The predominate area of specific concern was the Company’s ability to sufficiently motivate and retain an executive team in light of the executive compensation limitations imposed by the CARES Act.

The Compensation Committee is committed to designing a performance-based compensation program that addresses these concerns. To that end, the Compensation Committee implemented changes to the executive compensation program designed to ensure the executives affected by CARES Act limitation were compensated adequately. In the following pages of this proxy statement, we present specific information about the compensation paid to our CEO and other named executive officers for 2021. The Committee will continue to incorporate these Stockholder-expressed concerns into executive compensation design.

Thank you again for making Yellow a part of your investment portfolio.

Sincerely,

Patricia M. Nazemetz

Compensation Committee Chair

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation decisions made for 2021 with respect to our 2021 NEOs. The table below lists our NEOs and their titles.

Name	Title
Darren D. Hawkins	Chief Executive Officer

Daniel L. Olivier	Chief Financial Officer

Darrel J. Harris	President & Chief Operating Officer

Leah K. Dawson	Executive Vice President, General Counsel and Secretary

James R. Faught	Chief Accounting Officer

Thomas J. O’Connor	Former Chief Operating Officer

Executive Summary

Context and Pay Structure

Heading into 2021, Mr. Hawkins and the management team remained focused on executing a comprehensive business strategy to achieve long-term profitability and stability. While this underlying compensation philosophy remains unchanged from prior years, both the short-term incentive and long-term compensation components discussed herein were impacted by the Company’s decision to enter into the UST Loans.

Changes to Compensation Program for 2021 Relating to the CARES Act Credit Facilities

In July 2020, the Company entered into the UST Loans with the U.S. Department of Treasury as permitted under the CARES Act. These agreements impose limitations on the amount of compensation we can pay to certain officers and employees, including our NEOs. As a general matter, these agreements provide that the amount of compensation paid to each NEO in any 12-month period beginning July 7, 2020 and ending one year after the repayment of the applicable loans (Limitation Period) cannot exceed the amount included in our Summary Compensation Table for such NEO for the 2019 calendar year; provided, that, such NEO may receive severance pay or other benefits upon termination of employment of up to two times the amount included in our Summary Compensation Table for such NEO for the 2019 calendar year. Messrs. Hawkins and O’Connor (2019 Restricted Executives) were subject to these restrictions for 2021. For those executives who were hired after 2019 (or whose compensation first exceeded $425,000 after 2019), which includes our other four NEOs (Subsequent Reference Period Executives), a subsequent compensation reference period applies. For Mr. Harris the future compensation restrictions will be based on his compensation earned for the period between November 30, 2020 and November 29, 2021. For Mr. Olivier, Ms. Dawson and Mr. Faught the future compensation restrictions will be based on their compensation earned for the period from February 28, 2021 to February 27, 2022.

The compensation issues confronting the Company as a result of the CARES Act limits are complex. A violation of the CARES Act limits is an event of default under the UST Loan agreements, which could adversely affect the Company’s financial position. Accordingly, complying with the CARES Act limits is of paramount importance in the design of our compensation program for 2021 and beyond. As noted above, the CARES Act limit for our 2019 Restricted Executives is based on the compensation reportable in our Summary Compensation Table for 2019. However, 2019 was a difficult operating year, resulting in no annual bonus paid and a smaller long-term incentive award. As a result, the amount of compensation reported in the Summary Compensation Table is significantly below the median compensation for peer companies of each of our 2019 Restricted Executives. Accordingly, in designing our compensation program for 2021, we balanced compliance with CARES Act limits and the need for compensation opportunities sufficient to retain and motivate our NEOs.

To ensure the Company’s compliance with these restrictions and our ability to retain our NEOs and appropriately align their interests with those of the Company and our Stockholders, we modified both the short-term and long-term incentive programs for our NEOs for 2021. These modifications, along with the CARES Act limits, were discussed with Stockholders who expressed interest in establishing a compensation program that would retain and motivate our executives in light of the CARES Act limits. When determining the levels of overall compensation for the 2019 Restricted Executives, the Committee targeted total direct compensation near the 50th percentile of market. Under the modified program, the amount of the 2021 short-term incentive awards granted to the 2019 Restricted Executives that exceeded each individual’s CARES Act limit was instead granted as a deferred cash award that can only be earned upon the Company’s attainment of a performance condition at the end of the Limitation Period. Additionally, instead of equity awards being granted, we awarded the 2019 Restricted Executives additional deferred cash awards that are subject in part to time-vesting and in part to performance-vesting and that cannot be earned or paid until the end of the Limitation Period. Unlike equity awards, these deferred cash awards are not reportable in the Summary Compensation Table until earned; hence they permit us to continue to incentivize the 2019 Restricted Executives without violating the CARES Act.

For the Subsequent Reference Period Executives, who are not yet subject to limitations, the Company provided our typical short-term and long-term incentive opportunities but also awarded additional equity compensation in 2021, which will allow the Company to continue to properly compensate these executives for the remainder of the Limitation Period when the CARES Act limitations become applicable to them. These additional equity grants were made to ensure flexibility to align future compensation levels for the Subsequent Reference Period Executives with the Company and our Stockholders’ interests, as the baseline compensation set during the subsequent reference period will impact the amount of compensation that these executives can receive in the future. The additional equity was granted with a five-year vesting schedule, and the Compensation Committee determined that future annual equity awards will be reduced in proportion to what was granted as additional equity compensation to prevent a windfall to the executives. These additional equity grants and anticipated future reductions in equity compensation were discussed with Stockholders who, as described above, expressed interest in establishing a compensation program that would retain and motivate our executives in light of the CARES Act limits.

2021 Company Highlights

The Company has developed a comprehensive business strategy to achieve long-term profitability and stability. The key components to our multi-year strategic roadmap include:

•	Transforming the enterprise to optimize and structurally improve our network and the profitability of the freight moving through it;

•	Operating as one Yellow company, one Yellow network, under one Yellow brand that provides great super-regional service;

•	Strengthening leadership by creating a new operational leadership structure;

•	Improving asset utilization;

•	Consolidating disparate company systems onto a single platform and rationalize physical locations while maintaining geographic coverage; and

•	Making capital investment in equipment and technology to enhance the customer experience, improve our operational flexibilities, and leverage environmental benefits.

Even while operating under consistently and extraordinarily challenging conditions during the COVID-19 pandemic, the Company achieved the following important highlights consistent with its goals for 2021:

•	Achieved Adjusted EBITDA of approximately $306.0 million, an increase of approximately 59% over the prior year;

•	Improved our stock price 184.2% year-over-year with a closing price of $12.59 on December 31, 2021;

•	Ended the year with approximately $358.8 million of liquidity;

•	Completed our parent company rebranding, toward our operation as one Yellow company, one Yellow network, under one Yellow brand that provides great super-regional service;

•

Continued to consolidate service centers across our operating companies to optimize utilization of our assets and resources and enable companies that operate in the same service territory to be serviced through one primary carrier;

•

Continued to provide essential freight transportation services to our customers and the communities for which they serve in spite of extremely challenging circumstances brought on by the economic downturn in relation to COVID-19;

•	Implemented technology for all entities to have one operating platform;

•	Increased revenue to approximately $5.12 billion in 2021, which is 13% over the prior year; and

•	Achieved partial pension annuitization, decreasing risk with respect to the Company’s balance sheet.

2021 Executive Compensation Highlights

As described above, the Company’s decision to enter into the UST Loans has affected the design of our compensation program. As a result, the Company made changes to both the short-term and long-term compensation programs to account for the CARES Act limitations. See Changes to Compensation Program for 2021 Relating to the CARES Act Credit Facilities.

Notwithstanding the limitations placed on the design of our compensation program by the CARES Act as discussed above, in reviewing Company performance and earned executive pay for 2021, the Compensation Committee believes that the executive compensation program achieved its objective of aligning pay and performance and therefore validates the following fundamental pay framework:

•	Market competitive base salaries;

•	Meaningful short-term incentive opportunities tied to strong financial goals representing 50% of the short-term incentive program;

•

Long-term incentives tied to executive retention and Adjusted EBITDA achievement. For 2019 Restricted Executives, long-term incentives are directly tied to the Company paying off the CARES Act loan, and for Subsequent Reference Period Executives, long-term incentives are based on stock price improvement that ties directly to an increase in the value of our Common Stock for our Stockholders; and

•	Minimum executive ownership requirements, as described further in Executive Stock Ownership Policy.

The Role of Say-On-Pay Votes

The Compensation Committee and our Board believe our Stockholders, who benefit from our NEO’s efforts to achieve results, should have a say in how we compensate NEOs. As selected by our Stockholders at our 2020 Annual Meeting of Stockholders and approved by our Board, an advisory vote to approve the compensation of our NEOs (say-on-pay proposal) is held annually. The Compensation Committee has, and will continue to, consider the outcome of say-on-pay proposals in determining NEO compensation design.

At our 2021 Annual Meeting of Stockholders, approximately 52.3% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Based on information provided by Institutional Shareholder

Services Inc. (ISS) and Glass Lewis & Co., LLC (Glass Lewis), we believe the primary reason stated for recommending an “against” vote was our level of outreach after our 2019 say-on-pay proposal vote received 69.4% support at the 2020 annual meeting. To address this concern, in late 2021 and early 2022, we contacted holders of approximately 65% of the outstanding shares of our Common Stock (other than shares held by the UST, which holds 31% of our outstanding Common Stock) to offer to discuss proxy voting matters and corporate governance. Meetings were held in February 2022 with all investors that accepted the invitation.

At the meetings, our Board Chairman, CEO, and General Counsel discussed and elicited feedback on our named executive officer compensation program, including the impact of the CARES Act loan on the program. See Proposal 3: Advisory Vote on Named Executive Officer Compensation for additional information.

Compensation Philosophy and Objectives; Components of Executive Compensation

Our Compensation Committee establishes our compensation philosophy and oversees our executive compensation program. Our Board approves our CEO’s compensation.

Our fundamental goal is to create sustainable long-term value for our Stockholders. To help achieve this goal, the primary objectives of our compensation program are to:

•	attract, retain, and motivate a committed, high-performing management team;

•	align the interests of our executives with the long-term interests of our Stockholders; and

•	drive the short-term performance required to create sustainable long-term value.

Our executive compensation program has reflected our unique and challenging circumstances. It has served to balance risk and reward as we have strived to de-risk our balance sheet, improve our profitability and position the Company for long-term Stockholder value creation.

Determining Executive Compensation

The Compensation Committee has primary responsibility for determining the compensation packages for our NEOs. In making its determinations, the Compensation Committee considers a variety of factors, including the Company’s operating performance and financial strength, management’s development and execution of a business strategy to achieve long-term profitability and stability, the needs of the business to attract, motivate, and retain experienced executives, the unique skills and abilities of individual executives, competitive market data and advice provided by the Compensation Committee’s independent consultant, and additional information and recommendations made by our CEO, other members of our executive leadership and our Stockholders. Our CEO does not make recommendations with respect to his own compensation or participate in the deliberations regarding the setting of his own compensation. As already noted, for 2021 many of the determinations made by the Compensation Committee were in response to the compensation limitations imposed on us by the CARES Act and align with our Stockholders’ concerns about executive retention and motivation in light of these limitations.

The Role of Benchmarking

The Compensation Committee recognizes that our success is dependent on our ability to attract and retain skilled executive officers and that we are at risk for employees leaving our Company to join our known competitors where compensation packages may be more attractive. Thus, despite our unique situation due to the CARES Act limitations, the Compensation Committee does review and consider the compensation paid by our known competitors, in terms of the elements of pay, total available pay opportunities, and compensation actually received, in each case with the goal of establishing executive compensation packages that will be attractive to our

NEOs and competitive with those companies in our identified peer group. In this regard, and for the purpose of targeting total direct compensation at competitive market levels, the Compensation Committee has requested and reviewed competitive market pay information from its independent consultant, Alvarez & Marsal.

The competitive market data provided by our independent compensation consultants was based, in part, on the following peer group that was developed by these consultants and approved by the Compensation Committee:

• ArcBest Corporation • C.H. Robinson Worldwide, Inc. • XPO Logistics, Inc. • Expeditors International of Washington, Inc.	• Hub Group, Inc. • J.B. Hunt Transport Services, Inc. • Landstar System, Inc. • Old Dominion Freight Line, Inc. • Saia, Inc.	• Ryder System, Inc. • Knight-Swift Transportation Holdings Inc. • Universal Logistics Holdings, Inc. • Werner Enterprises, Inc.

Based on the competitive market data of the peer group of companies listed above, the Compensation Committee focuses on providing a competitive compensation package that will allow us the opportunity to attract and retain key executive personnel. While we compete with a number of the companies in the peer group above for talent, the Compensation Committee recognizes that there are fundamental differences in our operating and capital structure compared to the peer group of companies listed above that cause our operating results and financial performance to differ from the peer group companies. This is the case even where the industry and our business operations are similar. These differences include, but are not limited to, our collective bargaining agreements and related benefit funding obligations, each of which places us at a competitive disadvantage.

The Role of Consultants

The Compensation Committee has the exclusive authority to engage an independent compensation consultant and to direct its work. For compensation decisions for the executive officers and the non-employee directors, after considering the independence criteria established by the SEC, the Compensation Committee engaged Alvarez & Marsal in August 2020 as its independent consultants for 2021. Alvarez & Marsal reports directly to the Compensation Committee. With the exception of certain enterprise transformation and other nominal consulting services provided by certain affiliates of Alvarez & Marsal, Alvarez & Marsal provides no other services to the Company. The Compensation Committee determined that the services provided by the affiliate of Alvarez & Marsal did not compromise its independence. See Structure and Functioning of the Board—Board Committees—Compensation Committee Interaction with Compensation Consultants for additional information.

Performance Measures Used in Our Short-Term Incentive Program

We used Adjusted EBITDA levels (in dollars) as the primary performance measures for our 2021 short-term incentive compensation. Adjusted EBITDA, which was weighted at 50% of the short-term incentive program, is an important and commonly used measure in our industry and by our management to evaluate our core operating performance. It is a key component of our term loan credit agreement financial covenants. The Compensation Committee believes Adjusted EBITDA is an appropriate performance goal for incentive compensation because improvement in our core operating performance and compliance with the financial covenants are imperative for our short-term and long-term success.

Adjusted EBITDA is a non-GAAP measure. Defined in our credit facilities as Consolidated EBITDA, Adjusted EBITDA is a measure that reflects our earnings before interest, taxes, depreciation, and amortization expense, and further adjusts for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals, restructuring charges, transaction costs related to issuances of debt, non-recurring consulting fees, non-cash impairment charges and the gains or losses from permitted dispositions, discontinued operations, and certain non-cash expenses, charges and losses (provided that if any of such non-cash expenses, charges or losses represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period will be subtracted from Adjusted EBITDA in such future period to the extent paid). We believe our presentation of EBITDA and Adjusted EBITDA is useful to investors and other users as these measures represent key supplemental information our management uses to compare and evaluate our core underlying business results, particularly in light of our leverage position and the capital-intensive nature of our business. Further, Adjusted EBITDA is a measure that is commonly used by other companies in our industry and provides a comparison for investors to evaluate the performance of the companies in the industry. Additionally, Adjusted EBITDA helps investors to understand how the Company is tracking against our financial covenants in our term loan agreements as this measure is calculated as defined in our term loan agreements and serves as a driving component of our key financial covenants. For these reasons, Adjusted EBITDA is deemed an appropriate measure by our Compensation Committee in measuring our executives’ performance.

Description of Compensation Components

Base Salary

Base salary for our NEOs considers their experience, level of responsibility, peer group comparisons, and internal pay equity considerations among executive officers. The chart set forth below sets forth the NEO base salaries in effect as of December 31, 2021. In January 2021, Mr. Hawkins’ salary was increased to $1,100,000 from $850,000, reflecting an annual increase as well as increase related to changes in the structure of Mr. Hawkins’ compensation package due to CARES Act limits. The Committee considered that during the Limitation Period, Mr. Hawkins will not be eligible to receive market levels of compensation. Given this concern, the Committee believes that the increase provided Mr. Hawkins with an adequate component of total direct compensation that is not at risk through the expiration of the Limitation Period. This change to Mr. Hawkins’ salary in 2021 aligns with our Stockholders’ interest in providing sufficient compensation to retain and motivate our executives. The salary increase did not impact Mr. Hawkins’ overall target total direct compensation.

In August 2021, Mr. Olivier’s salary was increased to $450,000 from $400,000 in connection with his promotion to CFO to reflect his more senior position and additional responsibilities. In April 2021, in connection with his promotion to President, Mr. Harris’ salary was increased to $550,000 from $400,000 to reflect his more senior position and additional responsibilities. Mr. Harris’ salary was further increased to $600,000 in November 2021 in connection with his promotion to Chief Operating Officer to reflect his more senior position and additional responsibilities. In February 2021, Ms. Dawson’s salary was increased to $360,000 from $310,000 as a routine annual increase and to partially address compensation out of line with market. Ms. Dawson’s salary was subsequently increased to $450,000 in August 2021 to reflect her ongoing efforts related to the challenges brought upon the Company by the COVID-19 pandemic and to better align her pay with market and the Company’s similarly situated executives. Mr. Faught’s salary was not increased for 2021.

Name	Salary as of 12/31/21
Darren D. Hawkins	$1,100,000
Daniel L. Olivier	$450,000
Darrel J. Harris	$600,000
Leah K. Dawson	$450,000
James R. Faught	$250,000
Thomas J. O’Connor (1)	$700,000

(1)	Mr. O’Connor separated from service during 2021. Amount reflects salary as of his separation date.

Short-Term Incentive Compensation (2021 STIP)

The purpose of our 2021 STIP was to motivate and reward executives for short-term improvements in Adjusted EBITDA and other discretionary performance measures that contribute to steady increases in

Stockholder value. The Compensation Committee established 2021 Adjusted EBITDA performance targets that it believed would be challenging to achieve based on the business forecast information that was available to it in early 2021. Further, because of the events surrounding COVID-19 pandemic, our Compensation Committee did not formalize specific discretionary performance objectives.

Fifty percent of the payout under the 2021 STIP (Adjusted EBITDA Portion) was determined based upon achievement of the pre-determined threshold level of Adjusted EBITDA. The other half of the 2021 STIP payout (Discretionary Portion) was determined based upon discretionary factors considered by the Compensation Committee. No payout under either portion of the 2021 STIP was to occur if threshold Adjusted EBITDA levels were not achieved.

The Adjusted EBITDA targets for 2021 exceeded those for 2020. The following were the threshold, target, and maximum Adjusted EBITDA targets for 2021, actual Adjusted EBITDA, and the percentage of the target goal level that was achieved:

Adjusted EBITDA Targets			2021 Actual
Threshold	Target	Maximum	Adjusted EBITDA	% of Adjusted EBITDA Target
$243.1 million	$270.1 million	$297.1 million	$306.0 million	113.0

Adjusted EBITDA for 2021 was above the maximum performance level set for our short-term incentive program; thus, the Adjusted EBITDA Portion of the 2021 STIP was earned at 200%.

Once achievement with respect to the Adjusted EBITDA Portion of the 2021 STIP was determined, the amount of incentives paid was further evaluated by the Compensation Committee to take into account discretionary performance measures. As indicated above because of the of COVID-19 pandemic, our Compensation Committee did not formalize specific discretionary performance objectives with respect to the 2021 STIP. The Compensation Committee approached the discretionary performance based on a multitude of factors, including NEO performance during the extraordinary circumstances presented by the COVID-19 pandemic and contributions to overall Company performance throughout 2021. In light of the Company’s strong performance, the Compensation Committee determined that NEO contributions to the overall business greatly impacted the success of the Company during 2021, including exceeding target Adjusted EBITDA by 13%. As a result, the Compensation Committee decided to award our NEOs the full Discretionary Portion and the Adjusted EBITDA Portion of the 2021 STIP, resulting in a short-term incentive payment for each equal to 200% of target. To the extent compliant with the CARES Act limitations, we paid the short-term incentive of each of our NEOs in cash. Any excess amount was awarded in a deferred cash award described below.

NEO	Amount Earned for 2021 (200% of Target Amount)	Actual Bonus Earned & Paid for 2021
Darren D. Hawkins	$4,400,000	$893,369
Daniel L. Olivier	$900,000	$900,000
Darrel J. Harris	$1,200,000	$1,200,000
Leah K. Dawson	$900,000	$900,000
James R. Faught	$500,000	$500,000
Thomas J. O’Connor (1)	—	—

(1)	Mr. O’Connor separated from service during 2021 and was not eligible to receive short-term incentive compensation.

STIP Overflow Cash Award for CEO

The Company determined that Mr. Hawkins’ 2021 STIP award would be reduced to the extent necessary to avoid a violation of the CARES Act limits. Mr. Hawkins instead received a deferred cash award for such overflow amount (Deferred Overflow Bonus) which will only vest and be paid if the Company attains a positive EBITDA for the 12-month period ending of the last day of the calendar quarter in which the Limitation Period ends. This Deferred Overflow Bonus, therefore, is directly tied to the Company’s performance and ability to repay the CARES Act loan to the U.S. government. If Mr. Hawkins has a termination of employment with the Company before the vesting date, he still retains the ability to earn the Deferred Overflow Bonus based on the achievement of this performance condition. In all events, the Deferred Overflow Bonus will be forfeited in its entirety if the performance condition is not satisfied. The Deferred Overflow Bonus amounts is set forth in the table below.

NEO	Deferred Overflow Bonus Amount
Darren D. Hawkins	$3,506,631

Long-Term Incentive Plan (2021 LTIP) – Deferred Cash Award for CEO

Mr. Hawkins, a 2019 Restricted Executive, was awarded a deferred cash award (Deferred LTIP Award) in lieu of our traditional equity incentive award under the LTIP. The Deferred LTIP Award is designed to motivate long-term performance and provide a retention incentive in light of the CARES Act restrictions.

Mr. Hawkins’ $1,917,239 Deferred LTIP Award, made in February 2021, is comprised of (i) a 68% time-vesting retention component, and (ii) a 32% time and performance-vesting component. The time-vesting portion will vest and be earned at the end of the Limitation Period, subject to continued employment through such date. The performance component is subject to time and performance-vesting conditions. The performance component will time-vest in ratable installments, subject to continued employment, on February 28th of each of 2022, 2023 and 2024, and will performance-vest and be paid out only if the Company attains a positive EBITDA for the 12-month period ending of the last day of the calendar quarter in which the Limitation Period ends. This Deferred LTIP Award, therefore, is directly tied to the Company’s performance and ability to repay the UST Loans. Any unvested portion of the Deferred LTIP Award will be forfeited upon a termination of service, provided that upon a qualifying termination (which is a termination by the Company without cause or upon death or, for the performance-vesting component only, upon retirement), Mr. Hawkins will be entitled to a payout of a pro rata portion of the time-vesting retention component and will be able to retain any time-vested portion of the performance-vesting component (which will remain subject to attainment of the EBITDA performance goal at the end of the performance period).

Long-Term Incentive Plan (2021 LTIP) – Annual Equity Grants for the Other NEOs

Our NEOs other than Mr. Hawkins are Subsequent Reference Period Executives and continued to receive traditional equity incentive awards for 2021. The awards consisted of February 28, 2021 grants of time-based RSUs in the following amounts: Mr. Harris, $400,000; Mr. Olivier, $400,000; Ms. Dawson, $360,000; and Mr. Faught, $250,000. For the 2021 RSU awards, the Compensation Committee approved an initial vesting of 33.33% at the grant date and 33.33% on each of the first and second anniversaries thereof. See Executive Compensation—Summary Compensation Table for additional information regarding the 2021 grants.

Special RSU Grants

In addition to the annual equity grants described above, on February 28, 2021, the Compensation Committee approved one-time awards of fully-vested RSUs to Mr. Harris and Ms. Dawson, in the amounts of $100,000 and $75,000 respectively, as sign-on bonuses, in connection with their new positions within the Company.

During April 2021, the Compensation Committee approved a one-time RSU grant valued at $2,000,000, vesting ratably over five years, to Mr. Harris as a retention grant in connection with his promotion to President of the Company. During October 2021, Mr. Harris received an RSU grant valued at $150,000, with one-third vesting immediately, and one-third vesting on each of the first and second anniversary of the grant date. In

November 2021, in connection with his promotion, Mr. Harris received a grant of 30,000 RSUs with one-third vesting immediately, and one-third vesting on each of the first and second anniversary of the grant dates.

During August 2021, the Compensation Committee approved two RSU grants to Mr. Olivier in connection with his promotion to CFO. The first grant was a retention grant valued at $1,500,000 and vests ratably over five years. The second grant, valued at $75,000, was fully vested upon grant.

These grants were made taking into account the potential impact of the CARES Act limits on total compensation over time. The Compensation Committee will factor these grants into future compensation determinations and, particularly with respect to the retention awards granted to Messrs. Harris and Olivier, which will likely have the effect of reducing equity compensation in future periods.

Retention Awards

In February 2021, the Company entered into retention agreements with each of Mr. Olivier and Ms. Dawson, pursuant to which each was granted a retention award of $200,000 that was paid in cash on February 28, 2021 and was subject to forfeiture in the event of termination for cause or resignation for any reason before September 1, 2021.

In connection with his new position with the Company, Mr. Harris was provided a cash retention bonus of $75,000 in February 2021, which would have been subject to forfeiture on a pro-rated basis in the event of termination for cause or resignation for any reason before November 9, 2021.

Benefit Plans

All NEOs are eligible to participate in our health and welfare plans, including those providing medical, pharmacy, dental, vision, life insurance, and accidental death and dismemberment benefits, on the same basis as our other non-union employees. Our NEOs pay the same price for their elected benefits as other non-union employees.

Our NEOs may participate in our defined contribution 401(k) plan, a tax-qualified retirement savings plan. The Internal Revenue Code of 1986, as amended (Tax Code), limits the contributions NEOs and other highly compensated employees can make to the 401(k) plan. On October 15, 2020, the Company reinstated the matching cash contributions for all non-union employees. During 2021, the Company made nondiscretionary matching cash contributions equal to 50% of participant contributions, up to a maximum employer contribution of 2% of a participant’s eligible salary or wages.

We sponsor two qualified defined benefit pension plans for employees of our Company and certain participating subsidiaries who began employment with us before January 1, 2004. We froze benefit accruals under these plans on July 1, 2008. Mr. Hawkins participates in the Yellow Corporation Pension Plan, and Mr. O’Connor participated in the Roadway LLC Pension Plan, based upon their service prior to that date. See Executive Compensation—Pension Benefits for a discussion of these qualified pension plans.

Severance Policy and Other Termination-of-Employment Benefits

In February 2015, the Compensation Committee adopted the current severance policy (Severance Policy) to establish post-termination compensation to corporate and operating company executives. The Severance Policy provides that to be eligible for any post-termination compensation, the employee must first execute a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements may vary in the Compensation Committee’s discretion. Executive officers who are not party to a severance agreement will be entitled to a severance amount equal to 18-months’ salary, and vice presidents and above will be entitled to six months’ salary, payable in regular installments over the specified period. Severance is payable under the Severance Policy only upon involuntary termination without Cause (as defined in the Severance Policy). Change in control-related severance amounts are paid in a lump sum.

The period during which the executive receives post-termination compensation begins 60 days following termination. During this period, the terminated executive may elect to receive COBRA continuation coverage at the rate payable by other terminated non-union employees through the end of the post-termination compensation period or until the terminated executive becomes entitled to other employer-provided health plan coverage, but the Company does not reimburse such coverage. The terminated executive’s other benefits (pension, 401(k), disability, incentive compensation, etc.) cease on the termination date.

Recipients of equity incentive awards may be entitled to accelerated or prorated vesting of those awards under certain circumstances. Unvested equity awards will not vest upon a Change of Control (as defined in the applicable award agreement) unless there is a termination without Cause (as defined in the applicable award agreement) or a resignation for Good Reason (as defined in the applicable award agreement) within 12 months of the Change of Control. See Executive Compensation—Potential Payments upon Termination or Change of Control—Equity Award Agreements.

At December 31, 2021, the Severance Policy and other termination of employment benefits were applicable to Messrs. Olivier, Harris and Faught and Ms. Dawson, but not to Mr. Hawkins, who was party to a severance agreement. See Executive Compensation—Potential Payments upon Termination or Change of Control—Hawkins Severance Agreement.

Executive Stock Ownership Policy

In February 2018, we implemented the current executive stock ownership policy that requires all executive officers to own the number of shares of our Common Stock equal to the fixed number of shares owned at the time the policy was adopted or at the time the new executive is added to the policy. All executive officers are subject to the executive stock ownership policy. The required salary multiple for each such executive is 1.5, except for our CEO, whose required salary multiple is 3.0. Each executive must comply with the executive stock ownership policy by the later of the fifth anniversary of its adoption or the date the individual is promoted or hired into his or her current executive officer role. Prior to the fifth anniversary, the executive officer may only sell to the extent he or she holds at least 50% of his or her total holding requirement after giving effect to the sale. The total holding requirement includes both vested and unvested common shares. The minimum share ownership guidelines are intended in part to ensure that executive officers have a financial stake in the Company that is aligned with that of our Stockholders.

Incentive Compensation Recovery Policy

In December 2007, the Compensation Committee adopted an executive compensation recovery policy that allows the Compensation Committee, in its sole discretion, to recover from executive officers any annual and long-term incentive compensation that is based upon financial statements required to be restated as a result of errors, omissions, or fraud, regardless of whether an executive officer causes the restatement. The incentive compensation subject to recovery is that which exceeds the compensation that would otherwise have been granted based upon the restated financial results, but only to the extent of unvested or deferred equity awards. The Compensation Committee will consider the impact of taxes previously paid or withheld when determining whether, and to what extent, to recover incentive compensation.

Limitations on Deductibility of Executive Compensation

Prior to the Tax Cuts and Jobs Act (Tax Reform) that was signed into law on December 22, 2017, Section 162(m) of the Tax Code placed a $1 million limit on the amount of compensation the Company could deduct in any one year for compensation paid to our CEO and to certain of our other NEOs unless the compensation qualified as “performance-based compensation.” The Tax Reform, which took effect for tax years beginning December 31, 2017, retained the $1 million deduction limit, but repealed the “performance-based compensation” exception. The Tax Reform also expanded the definition of covered employees under Section 162(m) to include the CFO and any executive who is subject to the limitation in tax years beginning after 2016. While the Compensation Committee will continue to consider the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee will also continue to consider other factors in making its decisions, as noted above, and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program, even if the compensation is not deductible by us for tax purposes.

Restrictions on Pledging Common Stock Awards and Abusive Trading Practices; Anti-Hedging Policy

Our Securities Trading and Disclosure Policy prohibits our directors and officers from placing their Common Stock in a margin account with a broker or pledging their Common Stock as collateral to secure a debt. The policy also prohibits abusive trading practices involving our Common Stock, such as short-sales or hedging against market risk. Specifically, executive officers, directors and certain other designated persons as outlined in our policy are prohibited from engaging in hedging or monetization transactions related to Company or Company subsidiary securities, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Based upon information submitted by our directors and executive officers, we do not believe any Common Stock held by them has been placed in a margin account or pledged as security for a loan.

Compensation Risk Assessment

Our Compensation Committee has reviewed our compensation policies and practices, including incentive programs, to ensure they do not encourage unreasonable or excessive risk-taking. Based upon this review, we believe our compensation policies and practices are not reasonably likely to expose us to unreasonable or excessive risk that could have a material adverse effect on us. We believe our practice of providing a significant portion of compensation in the form of long-term equity compensation and using multiple performance measures in our incentive plans serve to balance risk and reward. We also maintain a prohibition on hedging and an incentive compensation recovery policy to mitigate undue risk associated with compensation.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and, based upon such review and discussion, we recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021.

Patricia M. Nazemetz, Chair

Javier L. Evans

David S. McClimon

Chris T. Sultemeier

Executive Compensation

The tables below provide information on our NEO compensation for 2021, 2020 and 2019, as applicable.

Summary Compensation Table(1)

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)		Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Darren D. Hawkins	2021	1,100,000	—		—	893,369	—	125,100	2,118,469
Chief Executive Officer	2020	833,333	—		1,007,000	850,000	41,000	120,663	2,851,996
	2019	750,000	—		1,196,628	—	42,000	129,840	2,118,469

Daniel L. Olivier	2021	419,808	200,000	(6)	1,993,518	900,000	—	25,434	3,538,760
Chief Financial Officer	2020	305,007	67,500		—	—	—	22,177	394,684

Darrel J. Harris	2021	514,680	75,000	(7)	3,152,779	1,200,000	—	89,602	5,032,061
President and Chief Operating Officer

Leah K. Dawson	2021	391,250	200,000	(8)	440,162	900,000	—	11,384	1,942,796
Executive Vice President, General Counsel and Secretary

James R. Faught	2021	250,000	—		252,967	500,000	—	11,349	1,014,316
Chief Accounting Officer

Thomas J. O’Connor (9)	2021	196,539	—		—	—	126,000	1,262,945	1,585,484
Former Chief Operating Officer	2020	633,333	—		424,000	317,500	185,000	15,820	1,575,653
	2019	608,333	—		411,249	—	197,000	27,902	1,244,484

(1)

The equity grants and various other compensation components reflected in the table for periods ending prior to January 1, 2021, were awarded and determined, respectively, prior to the Company entering into the UST Loans and, accordingly, the Company was not yet required to begin tracking or limiting compensation for purposes of the compensation limitations thereunder. See Compensation Discussion and Analysis—Executive Summary—Changes to Compensation Program for 2021 Relating to the CARES Act Credit Facilities.

(2)	See Compensation Discussion and Analysis Description of Compensation Components—Base Salary for a discussion of base salaries for 2021.
(3)

Amounts represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 of time-vested RSUs granted to our NEOs on the dates shown in the tables below. The grant date fair value of each time-vested RSU award was determined using the closing market price of our Common Stock on the grant date. See Compensation Discussion and Analysis— Description of Compensation Components—Long-Term Incentive Plan (2021 LTIP) – Annual Equity Grants for the Other NEOs and Special RSU Grants.

The number of shares of time-vesting RSUs awarded to each of our NEOs and the grant date fair value as determined in accordance with FASB ASC Topic 718 are as follows:

2021 Grants

Name	Time Based RSUs	Grant Date	Closing Price ($)
Daniel L. Olivier	67,797	2/28/2021	5.97
	13,112	8/23/2021	5.77
	262,238	8/23/2021	5.77

Darrel J. Harris	67,797	2/28/2021	5.97
	16,949	2/28/2021	5.97
	229,358	4/13/2021	8.96
	22,222	10/22/2021	8.46
	30,000	11/19/2021	13.46

Leah K. Dawson	61,017	2/28/2021	5.97
	12,712	2/28/2021	5.97

James R. Faught	42,373	2/28/2021	5.97

(4)

Only Messrs. Hawkins and O’Connor participated in any of our qualified pension plans in 2021. Each had accumulated benefits based on prior years of service. The amounts reported in this column represent the aggregate change in the actuarial present value of such benefits. In 2021, there was no change in the aggregate value of Mr. Hawkins’ pension benefits. Benefit accruals under our pension plans were frozen on July 1, 2008.

(5)	All other compensation for 2021 includes the following:

Name	Payments ($)
Darren D. Hawkins	125,100	(a)
Daniel L. Olivier	25,434	(b)
Darrel J. Harris	89,602	(c)
Leah K. Dawson	11,384	(d)
James R. Faught	11,349	(e)
Thomas J. O’Connor	1,262,945	(f)

(a)

Represents a $19,953 payment for the cost of Mr. Hawkins’ health and welfare benefits, a $1,080 payment for the cost of Mr. Hawkins’ long-term disability benefits, a $2,900 employer contribution to the 401(k) plan in Mr. Hawkins’ name, a $1,000 contribution to Mr. Hawkins’ health savings account by us and a $102 payment for the cost of premiums for a term life insurance policy paid by us. Further, it represents amounts reimbursed to Mr. Hawkins for reasonable costs incurred in his weekly travel from his home near Memphis, Tennessee to Overland Park, Kansas. The total reimbursed amount of 2021 travel costs incurred by Mr. Hawkins was $72,000. All other compensation for 2021 includes reimbursement of $25,993 of taxes with respect to the reimbursement of these travel costs and payment by us of a $2,072 family expense.

(b)

Represents a $20,673 payment for the cost of Mr. Olivier’s health and welfare benefits, a $759 payment for the cost of Mr. Olivier’s long-term disability benefits, a $2,900 employer contribution to the 401(k) plan in Mr. Olivier’s name, a $1,000 contribution to Mr. Olivier’s health savings account by us and a $102 payment for the cost of premiums for a term life insurance policy paid by us.

(c)

Represents a $20,313 payment for the cost of Mr. Harris’ health and welfare benefits, a $1,080 payment for the cost of Mr. Harris’ long-term disability benefits, a $2,548 employer contribution to the 401(k) plan in Mr. Harris’ name, a $1,000 contribution to Mr. Harris’ health savings account by us and a $102 payment for the cost of premiums for a term life insurance policy paid by us. Further, it represents $44,759 reimbursed or paid for Mr. Harris’ relocation expenses. All other compensation for 2021 includes reimbursement of $19,079 of taxes with respect to the reimbursement of these relocation expenses and payment by us of a $721 family expense.
(d)

Represents a $7,279 payment for the cost of Ms. Dawson’s health and welfare benefits, a $602 payment for the cost of Ms. Dawson’s long-term disability benefits, a $2,900 employer contribution to the 401(k) plan in Ms. Dawson’s name, a $500 contribution to Ms. Dawson’s health savings account by us and a $103 payment for the cost of premiums for a term life insurance policy paid by us.

(e)

Represents a $7,639 payment for the cost of Mr. Faught’s health and welfare benefits, a $608 payment for the cost of Mr. Faught’s long-term disability benefits, a $2,500 employer contribution to the 401(k) plan in Mr. Faught’s name, a $500 contribution to Mr. Faught’s health savings account by us and a $102 payment for the cost of premiums for a term life insurance policy paid by us.

(f)

Represents $4,941 payment for the cost of Mr. O’Connor’s health and welfare benefits, a $378 payment for the cost of Mr. O’Connor’s long-term disability benefits, a $2,900 employer contribution to the 401(k) plan in Mr. O’Connor’s name, a $1,000 contribution to Mr. O’Connor’s health savings account by us and a $30 payment for the cost of premiums for a term life insurance policy paid by us. Further, it includes a $1,253,696 severance payment comprised of (i) a lump sum payment equal to the sum of (A) 18-months’ base salary which equals $1,050,000, (B) $120,000 for placement services and (C) $29,685 in full settlement of the 2021 Deferred LTIP Award previously scheduled to be made to Mr. O’Connor and (ii) accelerated vesting of 6,028 shares of Company stock with a value equal to $54,011.

(6)	Reflects a retention award paid to Mr. Olivier in 2021 as described in Compensation Discussion and Analysis—Description of Compensation Components—Retention Awards.
(7)

This amount is a $75,000 cash signing bonus in connection with Mr. Harris’s new role in the Company as described in Compensation Discussion and Analysis—Description of Compensation Components—Retention Awards.

(8)	Reflects a retention award paid to Ms. Dawson in 2021 as described in Compensation Discussion and Analysis—Description of Compensation Components—Retention Awards.
(9)	Effective April 12, 2021, Mr. O’Connor separated from service.

Grants of Plan-Based Awards

The table below describes the grants of plan-based awards to our NEOs during the year ended December 31, 2021.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($)(1)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Darren D. Hawkins
2021 STIP(2)	—	—	1,100,000	2,200,000	4,400,000	—	—	—	—	—
Deferred Overflow Bonus(3)	—	—	—	3,506,631	—	—	—	—	—	—
Deferred LTIP Award(3)	—	—	—	1,917,239	—	—	—	—	—	—
Daniel L. Olivier
RSU Awards(4)	2/22/2021	2/28/2021	—	—	—	—	—	—	67,797	404,748
	8/20/2021	8/23/2021	—	—	—	—	—	—	13,112	75,656
	8/20/2021	8/23/2021	—	—	—	—	—	—	262,238	1,513,113
2021 STIP	—	—	225,000	450,000	900,000	—	—	—	—	—
Darrel J. Harris
RSU Awards(4)	2/22/2021	2/28/2021	—	—	—	—	—	—	67,797	404,748
	2/22/2021	2/28/2021	—	—	—	—	—	—	16,949	101,186
	4/12/2021	4/13/2021	—	—	—	—	—	—	229,358	2,055,048
	10/22/2021	10/22/2021	—	—	—	—	—	—	22,222	187,998
	11/19/2021	11/19/2021	—	—	—	—	—	—	30,000	403,800
2021 STIP	—	—	300,000	600,000	1,200,000	—	—	—	—	—
Leah K. Dawson
RSU Awards(4)	2/22/2021	2/28/2021	—	—	—	—	—	—	61,017	364,271
	2/22/2021	2/28/2021	—	—	—	—	—	—	12,712	75,891
2021 STIP	—	—	225,000	450,000	900,000	—	—	—	—	—
James R. Faught
RSU Awards(4)	2/22/2021	2/28/2021	—	—	—	—	—	—	42,373	252,967
2021 STIP	—	—	125,000	250,000	500,000	—	—	—	—	—
Thomas J. O’Connor(5)
Stock Award	—	—	—	—	—	—	—	—	—	—
2021 STIP	—	—	—	—	—	—	—	—	—	—

(1)	The grant date fair value of each equity award was computed in accordance with FASB ASC Topic 718.
(2)

Mr. Hawkins was subject to compensation restrictions for 2021 imposed in connection with the UST Loans. The amount of the 2021 short-term incentive award granted to Mr. Hawkins that exceeded his CARES Act limit was granted as a Deferred Overflow Bonus. Additionally, under the LTIP, instead of granting Mr. Hawkins equity awards, we awarded him a Deferred LTIP Award. See Compensation Discussion and Analysis—Executive Summary—Changes to Compensation Program for 2021 Relating to the CARES Act Credit Facilities.

(3)	Deferred Overflow Bonus and Deferred LTIP Award only pay out at a set target value.
(4)	Amounts represent time-vesting RSUs granted under the 2019 Plan pursuant to the 2021 LTIP.
(5)	Mr. O’Connor was not awarded a 2021 STIP opportunity prior to termination of employment.

Outstanding Equity Awards at Fiscal Year-End

The following table describes the outstanding stock awards for each NEO who had outstanding awards as of December 31, 2021. Mr. O’Connor separated from service in April 2021 and had no outstanding stock awards as of December 31, 2021.

	Stock Awards
Name	Number of Shares of Stock or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Darren D. Hawkins (2)
Restricted Stock	237,500	2,990,125	—	—
Daniel L. Olivier (3)
RSUs	45,198	569,043	—	—
RSUs	262,238	3,301,576
Darrel J. Harris (4)
RSUs	45,198	569,043	—	—
RSUs	229,358	2,887,617
RSUs	14,815	186,521
RSUs	20,000	251,800
Leah K. Dawson (5)
Restricted Stock	250	3,148	—	—
RSUs	40,678	512,136
James R. Faught (6)
Restricted Stock	250	3,148	—	—
Restricted Stock	10,000	125,900
RSUs	28,249	355,655

(1)	The market value of unvested restricted stock awards and RSUs was calculated based on the per share closing price of our Common Stock of $12.59 on December 31, 2021.
(2)	For Mr. Hawkins, represents shares of restricted Common Stock granted on February 28, 2020, of which 118,750 vested on February 28, 2022 and 118,750 vest on February 28, 2023.
(3)

For Mr. Olivier, represents (i) 45,198 RSUs granted on February 28, 2021, of which 22,599 vested on February 28, 2022 and 22,599 vest on February 28, 2023; and (ii) 262,238 RSUs granted on August 23, 2021 one-fifth of which vest on each of the first through fifth anniversaries of the grant date.

(4)

For Mr. Harris, represents (i) 45,198 RSUs granted on February 28, 2021, of which 22,599 vested on February 28, 2022 and 22,599 vest on February 28, 2023; (ii) 229,358 RSUs granted on April 13, 2021 one-fifth of which vest on each of the first through fifth anniversaries of the grant date; (iii) 14,815 RSUs granted on October 22, 2021 one-half of which on each of the first and second anniversary of the grant date; and (iv) 20,000 RSUs granted on November 19, 2021 one-half of which vest on each of the first and second anniversary of the grant date.

(5)

For Ms. Dawson, represents (i) 250 shares of restricted Common Stock granted on March 1, 2019 which vested on March 1, 2022; and (ii) 40,678 RSUs granted on February 28, 2021, of which 20,339 vested on February 28, 2022 and 20,339 vest on February 28, 2023.

(6)

For Mr. Faught, represents (i) 250 shares of restricted Common Stock granted on March 1, 2019 which vested on March 1, 2022; (ii) 10,000 shares of restricted Common Stock granted on February 17, 2020, of which 5,000 vested on February 17, 2022 and 5,000 vest on February 28, 2023; and (iii) 28,249 RSUs granted on February 28, 2021, of which 14,124 vested on February 28, 2022 and 14,125 vest on February 28, 2023.

Stock Vested

The following table displays amounts received through restricted stock and RSUs vesting during 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Darren D. Hawkins	133,228	(2)	798,267
Daniel L. Olivier	37,275	(3)	220,222
Darrel J. Harris	56,955	(4)	433,365
Leah K. Dawson	33,551	(5)	200,484
James R. Faught	19,624	(6)	118,340
Thomas J. O’Connor	61,819	(7)	388,241

(1)	Values are based on the closing price of our Common Stock on the vesting date.
(2)	For Mr. Hawkins, includes vesting of (i) 14,478 shares of restricted Common Stock granted on February 13, 2018; and (ii) 118,750 shares of restricted Common Stock granted on February 28, 2020).
(3)

For Mr. Olivier, includes vesting of (i) 1,564 shares of restricted Common Stock granted on February 13, 2018; (ii) 22,599 RSUs granted on February 28, 2021; and (iii) 13,112 RSUs granted on August 23, 2021.

(4)

For Mr. Harris, includes vesting of (i) 22,599 RSUs granted on February 28, 2021; (ii) 16,949 RSUs granted on February 28, 2021; (iii) 7,407 RSUs granted on October 22, 2021; and (iv) 10,000 RSUs granted on November 19, 2021.

(5)

For Ms. Dawson, includes vesting of (i) 250 shares of restricted Common Stock granted on March 1, 2018; (ii) 250 shares of restricted Common Stock granted on March 1, 2019; (iii) 20,339 RSUs granted on February 28, 2021; and (iv) 12,712 RSUs granted on February 28, 2021.

(6)

For Mr. Faught, includes vesting of (i) 250 shares of restricted Common Stock granted on March 1, 2018; (ii) 250 shares of restricted Common Stock granted on March 1, 2019; (iii) 5,000 shares of restricted stock granted on February 17, 2020; and (iv) 14,124 RSUs granted on February 28, 2021.

(7)

For Mr. O’Connor, includes vesting of (i) 5,791 shares of restricted Common Stock granted on February 13, 2018; (ii) 50,000 shares of restricted Common Stock granted on February 28, 2020; and (iii) 6,028 shares of restricted Common Stock granted on February 28, 2020.

Pension Benefits

The following table provides information regarding pension benefits for our NEOs eligible for pension benefits for the year ended December 31, 2021.

Name	Plan Name(1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Darren D. Hawkins	Yellow Corporation Pension Plan	18	279,000	—
Thomas J. O’Connor (3)	Roadway LLC Pension Plan	23	—	924,859
	Supplemental Executive Pension Plan	25	—	463,961
	Transferred Executives’ Supplemental Retirement Plan	25	—	143,253

(1)	Effective July 1, 2008, benefit accruals under all plans and agreements were frozen.

(2)	In calculating the present value of the accumulated pension benefit, the following assumptions were used:
(a)	a FASB ASC Topic 715 discount rate of 3.08%;
(b)	an expected retirement age of 65, which is the normal retirement age in the Yellow Corporation Pension Plan;
(c)	the PRI-2012 combined table, using a custom MP-2021 scale, was used as the post-retirement mortality table and no table was used for pre-retirement mortality; and
(d)	a discount percentage of 3.08% was used to calculate the lump sum distribution.
(3)	Distributions to Mr. O’Connor were made in connection with his separation from service in April 2021.

Yellow Corporation Pension Plan

The Yellow Corporation Pension Plan, a legacy noncontributory defined benefit plan, was frozen to new employees after December 31, 2003. Benefit accruals under the plan were frozen on July 1, 2008. Plan benefits are calculated based solely on salaries and cash annual incentive compensation and service earned before July 1, 2008. Participants are vested after five years of service. Pension benefits may be paid in a lump sum beginning at age 65 or upon termination for any participant.

Mr. Hawkins, the only NEO with accrued benefits under the plan based on his years of service and compensation prior to July 1, 2008, will be entitled to an annual pension benefit (single life annuity) at age 65 of $16,953, or at that time he would alternatively be eligible to take a lump sum distribution or other optional form of annuity. If a participant is age 55 to 65 and has 11 or more years of vesting service, he or she is eligible for early retirement, subject to reduction of his or her accrued benefit. For example, the accrued benefit is reduced to 40% of the full age 65 benefit at age 55, 60% at age 60, and 90% at age 64.

Roadway LLC Pension Plan

The Roadway LLC Pension Plan is a legacy noncontributory defined benefit plan in which certain employees of Roadway were participants prior to the 2003 acquisition of Roadway by Yellow. Mr. O’Connor was the only NEO with accrued benefits under the plan based upon his years of service with Roadway and compensation prior to July 1, 2008. The plan was frozen to new participants on December 31, 2003. Benefit accruals under the plan were frozen on July 1, 2008. Participants were vested after five years of service. Pension benefits may be paid in a lump sum beginning at age 65 or upon termination for any participant.

Had Mr. O’Connor continued his employment with the Company until age 65, at such time, he would have been entitled to an annual pension benefit (single life annuity) of $62,479, or at that time he would alternatively be eligible to take a lump sum distribution or other optional form of annuity. The Roadway LLC Pension Plan also allows participants age 55 to 65 with 10 or more years of vesting service to be eligible for early retirement subject to a reduction in such participant’s benefit. Because Mr. O’Connor was age 61 and had 23 years of service under the Roadway LLC Pension Plan at the time of his involuntary retirement, he was eligible for early retirement and elected to receive a lump sum distribution of his reduced benefit equal to $924,859 in May 2021.

Supplemental Retirement Plans

We adopted supplemental retirement plans to provide for the payment of benefits to certain plan participants who would have lost benefits as a result of Tax Code provisions limiting the benefits payable or the compensation taken into account in computing applicable benefits.

Supplemental Executive Pension Plan (SEPP)

We maintain a Supplemental Executive Pension Plan for certain executives, formerly including Mr. O’Connor. The SEPP is intended to be a benefit restoration plan that provides nonqualified deferred benefits to executives whose qualified benefits were limited by the Tax Code.

Benefits under the SEPP are paid in a lump sum payment or in the form of an annuity following the earliest to occur of the following:

•	the executive’s death; or

•	the later of:

(A)	the executive attaining the executive’s Earliest Retirement Date (as defined in the Yellow Corporation Pension Plan); or

(B)	the earlier of:

(1)	the executive’s termination of employment; or

(2)	a specified payment date elected by the executive.

Notwithstanding the above, if the present value of the executive’s SEPP benefit amount is less than or equal to $15,000, the benefit is payable only as a single lump sum. In addition, if a Change of Control (as defined in the SEPP) occurs, the present value of the executive’s SEPP benefit amount will be actuarially reduced and paid in a lump sum within 30 days following the Change of Control. Benefits are payable under the SEPP if an executive’s benefit under the Yellow Corporation Pension Plan has been limited under Tax Code Sections 401(a)(17) (with respect to annual compensation) and 415 (with respect to benefits). Effective July 1, 2008, benefit accruals under the SEPP were frozen. Payments based on a termination of employment under any of the foregoing plans are paid six months following the termination of employment.

Transferred Executives’ Supplemental Retirement Plan (Transfer SRP). Certain executives transferred from our subsidiaries that provided retirement benefits through a combination of qualified defined benefit and defined contribution plans to subsidiaries that provided retirement benefits solely through qualified defined contribution plans. For these transferred executives, we adopted the Transfer SRP, which was intended to restore benefits the transferred executives would not receive under the qualified defined benefit plans as a result of their transfers. Benefit vesting under the Transfer SRP is determined by the vesting provisions of the underlying defined benefit plan in which the transferred executive previously participated. Benefits under the Transfer SRP are paid in a lump sum to the executives following their death, retirement, termination of employment, or in accordance with an executive’s specified date election. Benefit accruals under the Transfer SRP were frozen effective July 1, 2008. Mr. O’Connor formerly participated in the Transfer SRP.

Potential Payments upon Termination or Change of Control

The following narrative and table, together with other information in this proxy statement, describe the potential payments and benefits under our written agreements and compensation and benefit plans and arrangements to which our NEOs would be entitled upon termination of employment or a change of control.

The amounts discussed in the narrative and shown in the table below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan.

The following narrative and table describe the potential payments and benefits under plans and arrangements as of December 31, 2021.

Hawkins Severance Agreement

For purposes of the Hawkins severance agreement, entered into on May 1, 2018, cause means:

•	willful misconduct or gross negligence in the performance of the executive’s duties to the Company;

•

the executive’s continued refusal to substantially perform his material duties to the Company or to follow the lawful directives of the Board (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company;

•	the executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude;

•	the executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty, or misappropriation of the Company’s property; or

•

material breach of the executive’s severance agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within 10 days of notice from the Company.

For purposes of the Hawkins severance agreement, good reason to resign exists if, within 30 days after he knows (or has reason to know) of the occurrence of any of the following events, he provides written notice requesting that the Board cure the event, and the Board fails to cure the event (if curable) within 30 days following receipt of the notice:

•	a reduction in base salary or target bonus;

•

material diminution in titles, duties, or responsibilities or the assignment of duties or responsibilities that materially impair his ability to perform the duties or responsibilities then assigned to him or normally assigned to the executive in an enterprise of comparable size and structure;

•	the assignment of duties to the executive that are materially inconsistent with the executive’s position with the Company;

•	a required relocation of the executive’s primary office location of more than 50 miles; or

•	material breach of our obligations under the severance agreement or other material agreement with the executive.

If we terminate Mr. Hawkins’ employment for cause, if he resigns without good reason, or upon his death or disability, he is entitled to the following compensation within 60 days following such termination:

•	any unpaid base salary earned through the date of termination;

•	any earned but unpaid salary or other accrued amounts and reimbursement for reasonable expenses incurred but not paid prior to such termination; and

•	any other or additional benefits (if any), in accordance with the then-applicable terms of any plan, program, agreement, or other arrangement in which he participates.

If we terminate the employment of Mr. Hawkins without cause or if he terminates his employment for good reason, he will be entitled to continued payment of his annual base salary for 24 months, as well as reimbursement of certain COBRA health premiums for a period of 18 months. In the event of a qualified termination within 12 months of a change of control, Mr. Hawkins will be entitled to (i) a lump sum payment equal to twice the sum of his then-current base salary and target bonus in the year of termination, (ii) reimbursement of certain COBRA health premiums for a period of 18 months, and (iii) vesting of outstanding equity awards, with performance awards vesting at target levels and outstanding options remaining exercisable for 12 months following termination (but not beyond the original term of such options).

For a period of 12 months following any termination, Mr. Hawkins has agreed not to (i) compete with us; (ii) solicit our customers or employees; or (iii) interfere with our relationships with our suppliers and certain other parties. We may cease making severance payments to Mr. Hawkins if he breaches any of these restrictive covenants.

Hawkins Deferred LTIP Award

Pursuant to the terms of Mr. Hawkins’ Deferred LTIP Award, upon a qualifying termination (which is a termination by the Company without cause, or due to death or, with respect to the performance-vesting component, retirement), Mr. Hawkins will be entitled to a payout of a pro rata portion of the time-vesting retention component and will be able to retain any time-vested portion of the performance-vesting component (which will remain subject to attainment of the EBITDA performance goal at the end of the performance period).

O’Connor Severance Agreement

On April 23, 2021, in connection with his involuntary retirement, Mr. O’Connor and the Company entered into a severance agreement consistent with the Company’s Board-approved Severance Policy, pursuant to which Mr. O’Connor received a lump sum which included his salary for 18 months, plus an additional severance payment of $29,685 in settlement of his 2021 Deferred LTIP Award, plus $120,000 for placement services. In addition, Mr. O’Connor received 6,028 shares of previously granted, time-vested restricted shares that were scheduled to vest in February 2022 based on proration from the date of grant through the date of separation as provided under his current equity agreements.

Executive Separation Policy

The Compensation Committee may provide severance and change of control compensation under the Severance Policy. See Compensation Discussion and Analysis—Severance Policy and Other Termination-of-Employment Benefits.

Equity Award Agreements

Restricted Stock Award Agreement

The restricted stock award agreements and restricted stock unit agreements governing the Company’s outstanding restricted stock and RSU awards provide that if the NEO’s employment terminated prior to vesting due to death or disability, all of the unvested equity will immediately vest.

If the executive’s employment is terminated by the Company in a Qualifying Termination (as defined below for the purposes of this section), an additional number of shares of restricted Common Stock or RSUs will vest equal to the number of shares of restricted Common Stock or RSUs that would have vested on the next regularly scheduled vesting following such termination date had the executive’s employment continued until such time, multiplied by a fraction, the numerator of which is the number of days since the most recent prior vesting date that has elapsed prior to such termination, and the denominator of which is 365. Qualifying Termination is defined as a termination of the executive’s employment by the Company without cause or a termination of the executive’s service by the executive for good reason. Cause is defined as (i) the executive’s willful misconduct or gross negligence in the performance of his or her duties to the Company, (ii) the executive’s continued refusal to substantially perform his or her material duties to the Company or to follow the lawful directives of the Board (other than as a result of death or physical or mental incapacity) that continues after written notice from the Company, (iii) the executive’s indictment for, conviction of, or pleading of guilty or nolo contendere to, a felony or any crime involving moral turpitude, (iv) the executive’s performance of any material act of theft, embezzlement, fraud, malfeasance, dishonesty, or misappropriation of the Company’s property, or (v) material breach of the applicable agreement or any other agreement with the Company, or a material violation of the Company’s code of conduct or other written policy that is not cured within ten days of notice from the Company. Good reason is defined as the occurrence of any of the following events: (i) reduction in the executive’s base salary or target bonus, (ii) any material diminution in the executive’s titles, duties, or responsibilities or the assignment to him or her of duties or responsibilities that materially impairs his or her ability to perform the duties or responsibilities then assigned or normally assigned to someone in his or her role of an enterprise of the size and structure of the Company, (iii) the assignment of duties to the executive that are materially inconsistent with his or her position with the Company, or (iv) a material breach of the agreement or any other material, written agreement with the executive.

If the executive’s employment is terminated for any reason other than death or disability, or in a Qualifying Termination, all unvested stock awards will be forfeited unless otherwise determined by the Compensation Committee in its sole discretion. Upon a change of control, if the executive’s employment is terminated by the Company in a Qualifying Termination within 12 months following such change of control, all unvested restricted Common Stock or RSUs will immediately vest. Change of Control is defined as:

•

any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the Stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act)), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding an acquisition pursuant to a merger or consolidation of the Company or any direct or indirect subsidiary of the Company that does not constitute a change in control thereunder;

•

during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director whose initial assumption of office occurs as a result of either an actual or threatened election contest — as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act — or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

•

a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other entity, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or its successor (or the ultimate parent company of the Company or its successor) outstanding immediately after such merger or consolidation, except that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the Stockholders in substantially the same proportions as their ownership of Common Stock of the Company) acquires more than 50% of the combined voting power of the Company’s then outstanding securities will not constitute a change in control of the Company; or

•

a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale (or to an entity controlled by such person or persons).

The following table estimates the value of payments and benefits that would become payable or accrue to our NEOs as of December 31, 2021 under the scenarios set forth in the following table, in each case based on the assumptions described in the footnotes to the table. The payments to Mr. O’Connor pursuant to his severance agreement are reflected in the table below.

		Type of Payment(1)
Name	Type of Termination	Cash Severance ($)(2)		Deferred LTIP Award ($)		Equity Awards ($)(3)		Other Payments ($)		Total Payments ($)
Darren D. Hawkins	Termination without Cause	2,200,000	(4)	362,720	(5)	1,253,395	(6)	42,097	(7)	3,858,212
	Termination for Good Reason	2,200,000	(4)	—		1,253,395	(6)	42,097	(7)	3,495,492
	Termination upon Death	—		362,720	(5)	2,990,125	(8)	—		3,352,845
	Termination upon Disability	—		—		2,990,125	(8)	—		2,990,125
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—		—
	Change of Control with Qualifying Termination	6,600,000	(9)	—		2,990,125	(8)	42,097	(7)	9,632,222

Daniel L. Olivier	Termination without Cause	675,000	(10)	—		473,708	(6)	—		1,148,708
	Resignation for Good Reason	—		—		473,708	(6)	—		473,708
	Termination upon Death or Disability	—		—		3,870,619	(8)	—		3,870,619
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—		—
	Change of Control with Termination without Cause	675,000	(11)	—		3,870,619	(8)	—		4,545,619
	Change of Control with Resignation for Good Reason	—		—		3,870,619	(8)	—		3,870,619

Darrel J. Harris	Termination without Cause	900,000	(10)	—		685,447	(6)	—		1,585,447
	Resignation for Good Reason	—		—		685,447	(6)	—		685,447
	Termination upon Death or Disability	—		—		3,894,981	(8)	—		3,894,981
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—		—
	Change of Control with Termination without Cause	900,000	(11)	—		3,894,981	(8)	—		4,794,981
	Change of Control with Resignation for Good Reason	—		—		3,894,981	(8)	—		3,894,981

Leah K. Dawson	Termination without Cause	675,000	(10)	—		217,306	(6)	—		892,306
	Resignation for Good Reason	—		—		217,306	(6)	—		217,306
	Termination upon Death or Disability	—		—		515,284	(8)	—		515,284
	Change of Control with No Termination or with non-Qualifying Termination	—		—		—		—		—
	Change of Control with Termination without Cause	675,000	(11)	—		515,284	(8)	—		1,190,284
	Change of Control with Resignation for Good Reason	—		—		515,284	(8)	—		515,284

		Type of Payment(1)
Name	Type of Termination	Cash Severance ($)(2)		Deferred LTIP Award ($)	Equity Awards ($)(3)		Other Payments ($)		Total Payments ($)

James R. Faught	Termination without Cause	375,000	(10)	—	206,379	(6)	—		581,379
	Resignation for Good Reason	—		—	206,379	(6)	—		206,379
	Termination upon Death or Disability	—		—	484,702	(8)	—		484,702
	Change of Control with No Termination or with non-Qualifying Termination	—		—	—		—		—
	Change of Control with Termination without Cause	375,000	(11)	—	484,702	(8)	—		859,702
	Change of Control with Resignation for Good Reason	—		—	484,702	(8)	—		484,702

Thomas J. O’Connor	Termination without Cause	1,079,685	(12)	—	54,011	(6)	120,000	(13)	1,253,696

(1)

Excludes payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts under our pension plans, as described under Pension Benefits.

(2)

The value of the post-termination compensation included in the Cash Severance column for Messrs. Olivier, Harris and Faught and Ms. Dawson are contemplated by the Severance Policy. The Severance Policy provides that to be eligible for any post-termination compensation, the employee must first execute a separation agreement containing appropriate confidentiality and other provisions. The terms of these agreements may vary in the Compensation Committee’s discretion.

(3)

The information in this column reflects the value of restricted Common Stock that will vest upon the triggering event. The payment was calculated based upon the $12.59 closing price of our Common Stock on December 31, 2021.

(4)	This amount represents post-termination compensation of an amount equal to 200% of annual base salary, payable in 24 monthly installments pursuant to Mr. Hawkins’ severance agreement.
(5)	This amount represents a pro rata portion of the time-vesting retention component of Deferred LTIP Award.
(6)

This amount represents the acceleration of vesting of a pro-rata number of shares of unvested restricted stock and RSUs based on the NEO’s days of service between the grant date and date of separation from service. See Equity Award Agreements—Restricted Stock Award Agreement.

(7)	Pursuant to his severance agreement, Mr. Hawkins is entitled to reimbursement of up to 18 months of COBRA premiums paid by him.
(8)	This amount represents the acceleration of vesting of all unvested shares of restricted stock and RSUs outstanding as of December 31, 2021.
(9)

This amount represents payment of an amount equal to 2.0 multiplied by the sum of Mr. Hawkins’ then-current rate of base salary plus Mr. Hawkins’ target bonus under the annual incentive plan for the year of termination.

(10)	This amount represents post-termination compensation of an amount equal to 150% of annual base salary, payable in 18 monthly installments pursuant to the Severance Policy.
(11)	This amount represents post-termination compensation of an amount equal to 150% of annual base salary, payable in lump sum pursuant to the Severance Policy.
(12)

Reflects a lump sum payment including 150% of annual base salary plus a cash amount in settlement of the 2021 Deferred LTIP Award previously scheduled to be made to Mr. O’Connor. See O’Connor Severance Agreement.

(13)	Reflects a lump sum payment for placement services. See O’Connor Severance Agreement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 on our compensation plans under which equity securities are authorized for issuance. The table does not reflect issuances made during 2022.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price per share of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,364,723	(1)	—	4,807,220	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	1,364,723		—	4,807,220

(1)	Represents shares of Common Stock issuable under the 2019 Plan upon settlement of RSUs.
(2)

Represents 1,943,784 shares of Common Stock available for issuance under the 2019 Plan and 2,863,436 shares of Common Stock available for issuance under the Yellow Corporation Employee Stock Purchase Plan (2020 ESPP). Shares of Common Stock are available under the 2020 ESPP during various option periods, and 750,000 shares of Common Stock were available for purchase under the option period open at year-end.

CEO Pay Ratio

We are required by SEC rules to disclose the annual total compensation for our CEO and an estimate of the median annual total compensation for our employee population excluding our CEO, and the ratio of annual total compensation for our CEO to the annual total compensation for our median employee.

In 2021, we determined our median employee based on the Medicare taxable wages (annualized in the case of full- and part-time employees who joined or left the Company during 2021) of each of our approximately 32,000 employees as of November 1, 2020 (excluding Mr. Hawkins, our CEO). There were no meaningful changes in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure, nor were there any meaningful changes in the individual circumstances of the 2021 median employee. Therefore, we used the same median employee for 2022 as we did for 2021.

The annual total compensation of our median employee for 2021 was $80,368 (Median Compensation). The Median Compensation includes $55,215 in regular wages, overtime and payments for holidays, vacation days and other similar days off for which the employee was entitled to compensation. In addition, we paid $20,444 in health and welfare benefits on behalf of our median employee. Finally, the Median Compensation includes $4,709 in 2021 pension contributions. After significant effort, we could not ascertain a reasonable estimate of the change in the value of the account of the multi-employer pension fund in which the median employee participates with the information available to us, and we determined that the Company’s 2021 contribution on behalf of the median employee was a reasonable and meaningful alternative.

For the year ended December 31, 2021, the total compensation for our CEO, Mr. Hawkins, was $2,118,469 as reported in the “Total” column of the Summary Compensation Table above. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all our other employees was approximately 26:1.

Audit & Ethics Committee Report

The Audit & Ethics Committee (Committee) oversees our accounting and financial reporting process on behalf of the Board. The Committee is composed of three independent directors (as defined by the Nasdaq Listing Rules), met five times in 2021 and operates under a written charter, which is available on the Board Committee Charters and Code of Business Conduct page of our website at www.myyellow.com. As provided in the Committee’s charter, the Committee’s responsibilities include overseeing our enterprise risk management function and the quality and integrity of our financial reporting, including our systems of disclosure controls and procedures and internal controls, the qualifications and independence of our external auditors, the performance of our internal audit function and independent registered public accounting firm, and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2021 with management, including a discussion of the quality and acceptability of our financial reporting as of and for the year ended December 31, 2021 and the effectiveness of our system of internal controls as of December 31, 2021.

The Committee reviewed with the independent registered public accounting firm, KPMG, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality and acceptability of our financial reporting, the effectiveness of the Company’s internal control and such other matters as are required to be discussed with the Committee in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB). In addition, the Committee has discussed with KPMG the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Committee has discussed with KPMG its independence from the Company and its management, including the written disclosures and the letter from KPMG required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence. The Committee also has considered whether the provision by KPMG of non-audit professional services is compatible with maintaining its independence.

The Committee also discussed with our internal auditors and KPMG the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and KPMG, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting. The Committee also meets in executive session separately with the internal auditors, KPMG, Company management and the Company’s General Counsel at least annually.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC. The Committee also reappointed KPMG as our independent registered public accounting firm for our 2022 fiscal year. KPMG has served as our independent registered public accounting firm since 2002.

Douglas A. Carty, Chair

James E. Hoffman

Shaunna D. Jones

Audit and Audit-Related Fees

The following fees were paid to KPMG for 2021 and 2020:

	2021	2020
Audit fees(1)	$2,345,000	$2,473,000
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$2,345,000	$2,473,000

(1)

Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the effectiveness of our internal control over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Pursuant to the Audit & Ethics Committee charter, the Audit & Ethics Committee pre-approves all audit and non-audit services provided by our independent auditor. The Chair of the Audit & Ethics Committee may pre-approve the provision of audit and non-audit services up to $100,000, provided that any such approval must be reported to the full Audit & Ethics Committee at its next meeting. This delegation of authority was established to handle approval of audit and non-audit services prior to engagement of the independent auditor before the next scheduled Audit & Ethics Committee meeting. The Audit & Ethics Committee pre-approved all audit and other services and fees for 2021. None of the services provided by our independent auditor were approved by the Audit & Ethics Committee pursuant to the exception in paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

Certain Relationships and Related Transactions

Related Party Transaction Policies and Procedures

Our Board has adopted a written Related Party Transaction Policy. Our Related Party Transaction Policy requires that a Related Party (as defined in the policy) must promptly disclose to our General Counsel any Related Party Transaction (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which we are a participant, the aggregate amount involved exceeds $120,000 during any 24-month period and the Related Party has or will have a direct or indirect interest; or any business, consulting or professional relationship between a Related Party and a major supplier or customer) and all material facts with respect thereto. Our General Counsel will then promptly communicate that information to the Governance Committee. No Related Party Transaction will be consummated or will continue without the approval or ratification of the Governance Committee. If advance Governance Committee approval is not feasible, then the Related Party Transaction will be considered and may be ratified, modified or terminated as the Governance Committee may determine at its next regularly scheduled meeting. In determining whether to approve or ratify a Related Party Transaction, the Governance Committee will take into account, among other factors it deems appropriate, whether the Related Party Transaction is on terms no less favorable than terms generally available from an unaffiliated third party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. Directors interested in a Related Party Transaction are to recuse themselves from any vote on a Related Party Transaction in which they have an interest.

Related Party Transactions

Other than as described in this paragraph, since January 1, 2021, the Company did not have any transactions to which it has been a participant that involved amounts that exceeded $120,000 and in which any of the Company’s directors, executive officers, or any other related person as defined in Item 404(a) of Regulation S-K had or will have a direct or indirect material interest. We are deemed a related party under the applicable accounting standards with the United Stated federal government as a result of entering into the UST Loans and the associated issuance of our Common Stock to the UST. In the ordinary course of business, the Company has continued to regularly transact with various authorities associated with the United States federal government and to also operate in an industry subject to various U.S. government regulations. These transactions and regulatory oversight relationships include the Company providing a full range of transportation services to various U.S. government entities and the Company being subject to certain applicable U.S. government regulations such as those of the U.S. Departments of Transportation and Homeland Security, as examples. In addition, during March 2022, we entered into a settlement agreement with the United States federal government settling a nearly 13-year-old civil litigation with the Department of Defense (DOD) relating to credits for the reweigh of certain freight shipments between 2005 and 2013, all of which pre-date the Company’s current management. The settlement agreement provides for, among other things, a cash payment from the Company of approximately $6.8 million to the DOD and a mutual release of certain claims among the parties to the settlement agreement.

Proposal 2:

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit & Ethics Committee has appointed KPMG as our independent registered public accounting firm for fiscal year 2022. KPMG has confirmed to the Audit & Ethics Committee that it is an independent accounting firm with respect to us.

Our Board submits the Audit & Ethics Committee’s appointment of our independent auditor for ratification by Stockholders at each annual meeting. Representatives of KPMG are expected to be present at this Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Effect of the Proposal

Although Stockholder ratification is not required, if Stockholders do not ratify the appointment of KPMG as our independent registered public accounting firm for fiscal year 2022, the Audit & Ethics Committee will reconsider the appointment.

Required Vote

Proposal 2 requires approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

Proposal 3:

Advisory Proposal On Named Executive Officer Compensation

As required by Section 14A of the Exchange Act and in accordance with SEC rules, we are asking Stockholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.

This advisory vote is not intended to address any specific element of executive compensation but is instead intended to address the overall compensation of our NEOs as disclosed in this proxy statement. As selected by Stockholders at the 2017 Annual Meeting of Stockholders and approved by our Board, an advisory vote to approve the compensation of our NEOs is held annually.

Executive compensation is an important issue for Stockholders. As described in Compensation Discussion and Analysis, the Compensation Committee is responsible for establishing and implementing our executive compensation philosophy and practices. The Compensation Committee has adopted a market-based executive compensation program that supports our near- and long-term strategic objectives by attracting and retaining high-caliber executives tasked with achieving continuous improvement in our operating results and motivating executives to achieve high levels of performance without excessive risk taking. The Compensation Committee believes our executive officers should be compensated competitively consistent with our strategy, sound corporate governance principles, our particular circumstances and Stockholders’ interests.

We urge you to read Compensation Discussion and Analysis and the Summary Compensation Table and related compensation tables and narrative, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our NEOs.

At our 2021 Annual Meeting of Stockholders, approximately 52.3% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. Based on information provided by ISS and Glass Lewis, the primary reason stated for recommending an “against” vote was our level of outreach after the 2019 say-on-pay proposal vote received 69.4% support at the 2020 annual meeting. In late 2021 and early 2022, we contacted holders of approximately 65% of the outstanding shares of our Common Stock (other than shares held by the UST, which holds 31% of our outstanding Common Stock) to offer to discuss proxy voting matters and corporate governance.

Meetings were held in February 2022 with all investors that accepted the invitation. At the meetings, our Board Chairman and CEO discussed and elicited feedback on our named executive officer compensation program, including the impact of the CARES Act loan on the program. Our Board Chairman, CEO, and General Counsel offered an opportunity for meeting participants to provide feedback and suggestions on our named executive officer compensation design. Stockholders generally requested that we design compensation in a manner that motivates named executive officers to achieve results in alignment with Stockholder interests.

In that regard, we informed the meeting participants that, as part of our efforts to be responsive to their concerns, we (i) engaged Alvarez & Marsal in August 2020 to provide advice regarding the design of our 2021 named executive officer compensation program to take such factors into account and (ii) are availing ourselves of the significant industry and executive compensation experience of two of the four new directors on our Board.

We continue to seek to align our executive compensation programs with the interest of our Stockholders (including the U.S. Treasury). As examples:

•

with respect to our 2019 Restricted Executives, we introduced a new long-term program that complies with the CARES Act limitations and requiring, among other achievements, repayment of the CARES Act loan for payout;

•	with respect the Subsequent Reference Period Executives, our compensation programs provide a meaningful portion of compensation paid in equity that vests over time; and

•

our executive share retention policy requires that our CEO must hold at least 3 times his salary and all other executives must hold at least 1.5 times their respective salaries in the form of equity ownership.

We explained the 2021 named executive officer compensation program and the CARES Act limits to the Stockholders who attended our meetings and answered their questions. We did not receive requests to change the program.

We intend to engage in consistent investor outreach going forward. Throughout the year, we plan to proactively maintain relationships with our largest institutional Stockholders, making efforts to be in contact and elicit feedback from as many Stockholders as possible to ensure that our Board and management team have insight into and understand Stockholders’ perspectives regarding named executive officer compensation and other issues that are most important to them.

Effect of the Proposal

This advisory resolution, commonly referred to as a say-on-pay resolution, is not binding on us, the Board or Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any NEO and will not overrule any decisions previously made by the Board or Compensation Committee. Because we highly value the opinions of Stockholders, however, our Board and Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Required Vote

Proposal 3 requires approval of a majority of the votes cast by Stockholders present in person or represented by proxy voting together as a single class, meaning that the number of votes cast by Stockholders FOR the proposal must exceed the number of votes cast AGAINST the proposal.

Abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

Other Matters

Our Board does not intend to bring any other business before the Annual Meeting and is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named as proxies in the enclosed form of proxy to vote in accordance with their best judgment.

YELLOW CORPORATION

501 COMMERCE STREET

SUITE 1120

NASHVILLE, TN 37203

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m., Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m., Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D79380-P70362                                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

YELLOW CORPORATION

The Board of Directors recommends you vote FOR the following proposal:

1.	Election of Directors

Nominees:			For	Against	Abstain

	1a.	Matthew A. Doheny	☐	☐	☐

	1b.	Javier L. Evans	☐	☐	☐

	1c.	Darren D. Hawkins	☐	☐	☐

	1d.	James E. Hoffman	☐	☐	☐

	1e.	Shaunna D. Jones	☐	☐	☐

	1f.	Susana Martinez	☐	☐	☐

	1g.	David S. McClimon	☐	☐	☐

	1h.	Patricia M. Nazemetz	☐	☐	☐

	1i.	Chris T. Sultemeier	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2022.	☐	☐	☐

3.	Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐

NOTE: Transact any other business that may properly come before the Annual Meeting or any reconvened meeting following any adjournment or postponement of the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D79381-P70362

YELLOW CORPORATION

PROXY

ANNUAL MEETING OF STOCKHOLDERS, JUNE 1, 2022

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Darren D. Hawkins and Leah K. Dawson, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of Common Stock and Series A Voting Preferred Stock of Yellow Corporation, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of Yellow Corporation, to be held at 501 Commerce Street, Suite 1120, Nashville, TN 37203 on June 1, 2022 at 10:00 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders of Yellow Corporation and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting.

SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THE SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSALS 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE SUCH SHARES IN THEIR DISCRETION ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side